Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-180685

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities, and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated April 12, 2012)

$100,000,000

Meritage Homes Corporation

% Convertible Senior Notes due 2032

and the full and unconditional, joint and several guarantees thereof by all of our existing subsidiaries (other than our Unrestricted Subsidiaries)

The notes will bear interest at a rate of     % per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2013.

We may not redeem the notes prior to September 20, 2017. On or after September 20, 2017 and prior to the maturity date, we may redeem for cash all or part of the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued but unpaid interest (including additional interest, if any) to, but excluding, the redemption date. On each of September 15, 2017, September 15, 2022 and September 15, 2027, any holder may require us to repurchase for cash all or any portion of their outstanding notes at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but not including, the relevant repurchase date. No sinking fund is provided for the notes.

Holders may convert their notes at any time prior to the close of business on the business day immediately preceding the stated maturity date.

Upon conversion, we will deliver a number of shares of our common stock, per $1,000 principal amount of notes, equal to the conversion rate, as described in this prospectus supplement.

The initial conversion rate will be             shares of our common stock for each $1,000 principal amount of notes, which represents an initial conversion price of approximately $             per share. Following certain corporate transactions that occur on or prior to September 20, 2017, we will increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate transaction.

All of our current 100% owned subsidiaries will guarantee the notes. The guarantees are full and unconditional and joint and several. In the event that a guarantor sells or disposes of all of its assets, or in the event that we sell or dispose of all of the equity interests in a guarantor, by way of merger, consolidation or otherwise, in each case in accordance with the terms and conditions set forth in the indenture, then such guarantor will be released and relieved of any obligations under its note guarantee.

If a fundamental change, as defined herein, occurs prior to the stated maturity date, holders may require us to purchase for cash all or any portion of their notes at a fundamental change purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our common stock is listed on The New York Stock Exchange under the symbol “MTH.” On September 11, 2012, the closing sale price of our common stock was $38.24 per share.

We have granted the underwriters named below the right to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $15,000,000 aggregate principal amount of notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds, before expenses, to Meritage Homes Corporation		%	$

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from September     , 2012.

The underwriters expect that the notes will be delivered on or about September     , 2012.

Joint Book-Running Managers

Citigroup	J.P. Morgan	Deutsche Bank Securities	BofA Merrill Lynch

September     , 2012

You should rely only on the information contained, incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give any information or to make any representation not contained, incorporated or deemed incorporated by reference in this prospectus supplement or the accompanying prospectus in connection with the offering of convertible senior notes in this offering. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any date after the respective dates of this prospectus supplement and the accompanying prospectus, even though this prospectus supplement and the accompanying prospectus are delivered or these convertible senior notes are offered or sold on a later date.

Prospectus Dated April 12, 2012

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the prospectus dated April 12, 2012, which is a part of Registration Statement No. 333-180685 and which we refer to as the “accompanying prospectus.” The accompanying prospectus relates to the offering by us of the securities described in this prospectus supplement.

This document has two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. TO THE EXTENT THERE IS A CONFLICT BETWEEN THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS OR THE INFORMATION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN OR THEREIN, THE INFORMATION CONTAINED IN THE MOST RECENTLY DATED DOCUMENT SHALL CONTROL.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us and our subsidiaries that is not included in or delivered with these documents. This information is available without charge to security holders upon written or oral request.

You should rely only on the information contained, incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give any information or to make any representation not contained, incorporated or deemed incorporated by reference in this prospectus supplement or the accompanying prospectus in connection with the offering of convertible senior notes in this offering. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any date after the respective dates of this prospectus supplement and the accompanying prospectus, even though this prospectus supplement and the accompanying prospectus are delivered or these convertible senior notes are offered or sold on a later date.

This prospectus supplement is not an offer to sell any security other than our convertible senior notes and it is not soliciting an offer to buy any security other than our convertible senior notes. This prospectus supplement and the accompanying prospectus are not an offer to sell our convertible senior notes to any person, and they are not soliciting an offer from any person to buy our convertible senior notes, in any jurisdiction where the offer or sale to that person is not permitted.

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SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our convertible senior notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, especially the risks discussed under the “Risk Factors” section beginning on page S-7 of this prospectus supplement, and our consolidated financial statements and the notes to those statements incorporated herein by reference. Unless the context otherwise requires, all references to “Meritage,” “the Company,” “we,” “us” or “our” include Meritage Homes Corporation and its subsidiaries and predecessors as a combined entity. Unless indicated otherwise, all information in this prospectus supplement assumes that the underwriters do not exercise the option to purchase additional notes described in “Underwriting.”

The Company

We are a leading designer and builder of single-family attached and detached homes based on the number of home closings. We build in the historically high-growth regions of the western and southern United States and offer a variety of homes that are designed to appeal to a wide range of homebuyers, including first-time, move-up, active adult and luxury. We have operations in three regions: West, Central and East, which are comprised of seven states: Arizona, California, Nevada, Texas, Colorado, Florida, and North Carolina. These three regions are our principal business segments. In the second quarter of 2012, we announced our expansion into Charlotte, North Carolina supplementing our new Raleigh-Durham operations and further widening our footprint in our East Region.

Our homebuilding and marketing activities are conducted primarily under the Meritage Homes brand, except in Arizona and Texas, where we also operate under the name Monterey Homes. At June 30, 2012, we were actively selling homes in 151 communities, with base prices ranging from approximately $105,000 to $708,000.

Recent Developments

Summary Results for the First Six Months of 2012

In the first six months of 2012, we achieved significant improvements in orders, closings and backlog year over year. Aided by a higher beginning backlog at the start of 2012 and coupled with increased orders in the first six months, we believe our first half results are indicative of increased demand and consumer confidence, which we expect to translate into higher profitability throughout the year. As interest rates and selling prices are still attractively low and while our current operating results indicate a recovering and stronger housing market, we recognize that we are still operating in a volatile economic environment and are cautiously optimistic about our future operational outlook. We believe the housing market will continue to strengthen to the extent the overall economy continues to improve. Although the resale market continues to be our biggest competition, we feel we successfully differentiate ourselves from these homes through our energy efficient offerings, innovative technology, ability to personalize our homes and by providing a home warranty.

Total home closing revenue was $485.4 million for the six months ended June 30, 2012, increasing 22.1% from the same period last year. For the six months ended June 30, 2012, increased closings of 267 units were boosted by a 4.0% increase in average sales price of $10,300 as compared to the six months ended June 30, 2011. We reported net income of $3.3 million for the six months ended June 30, 2012, as compared to a net loss of $6.1 million for the same period in 2011. At June 30, 2012, our backlog of $457.7 million reflects an increase of 75.5% or $196.8 million when compared to the backlog at June 30, 2011. The improvement reflects a 42.7% increase in unit orders in the first six months of 2012 as well as higher average sales prices on home orders of 6.6% for the six months ended June 30,

2012 as compared to the same period in 2011. In the first six months of 2012, we were also able to maintain a relatively low cancellation rate on home orders at 14% of gross orders as compared to 16% in 2011.

Recent Financing Developments

In the second quarter of 2012, we also took steps to strengthen our balance sheet and extend debt maturities through a new senior note issuance. In April 2012, we concurrently issued $300.0 million of 7.00% senior notes due 2022 and completed a tender offer for approximately $259.0 million of our $285.0 million senior notes due 2015 and approximately $26.1 million of our $125.9 million of senior subordinated notes due 2017. We redeemed the remaining $26.1 million of the 2015 notes in early May 2012, which collectively extinguished all of our $285.0 million of notes due 2015 and extended our earliest debt maturities to 2017. Subsequent to June 30, 2012, we completed an equity offering of 2,645,000 shares, generating approximately $87.1 million in net proceeds as well as established an unsecured revolving credit facility with a capacity of up to $125.0 million, subject to borrowing base availability.

Recent Business Trends

New home orders for the two months of July and August 2012 were 784 net of cancellations, compared to 590 homes for the comparable two months in 2011, a 33% increase in units. July orders of 374 homes in 2012 were up 17% over July 2011 while August orders of 410 homes in 2012 were 52% higher than in August 2011.

Corporate Information

We are a Maryland corporation. Our principal offices are at 17851 North 85th Street, Suite 300, Scottsdale, Arizona. Our telephone number at these offices is (480) 515-8100. Our website address is www.meritagehomes.com. The information on our website is not part of this prospectus supplement.

OFFERING SUMMARY

The following is a summary of the terms of the notes. For a more complete description, you should read the “Description of Notes” of this prospectus supplement and “Description of Debt Securities” and “Description of Capital Stock” in the accompanying prospectus. In this section, reference to “Meritage,” “we,” “our” or “us” refer to Meritage Homes Corporation, and not to any of its subsidiaries.

Issuer	Meritage Homes Corporation, a Maryland corporation.

Securities Offered	$100,000,000 aggregate principal amount of % convertible senior notes due 2032 (plus up to an additional $15,000,000 principal amount at the underwriters’ option).

Maturity	September 15, 2032, unless earlier purchased or converted.

Interest	% per year, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2013. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Ranking	The notes will be our direct, unsecured and unsubordinated obligations, ranking equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding

At June 30, 2012, we had total consolidated debt of approximately $596.1 million. Of this amount, approximately $496.2 million was senior indebtedness. After giving effect to the issuance of the notes, our total consolidated debt would have been $696.1 million.

Guarantees	All of our current 100% owned subsidiaries will guarantee the notes. The guarantees are full and unconditional and joint and several. In the event that a guarantor sells or disposes of all of such guarantor’s assets, or in the event that we sell or dispose of all of the equity interests in a guarantor, by way of merger, consolidation or otherwise, in each case in accordance with the terms and conditions set forth in the Indenture, then such guarantor will be released and relieved of any obligations under its note guarantee. See “Description of Notes—Guarantees.”

Redemption of Notes at Our Option	Prior to September 20, 2017, the notes will not be redeemable at our option. At any time on or after September 20, 2017 and prior to the maturity date, we may redeem for cash all or part of the notes. The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued but unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

We will give notice of redemption not less than 30 nor more than 60 calendar days before the redemption date by mail to the trustee, the paying agent and each holder of notes.

Repurchase of Notes at Option of Holder	Holders may require us to purchase all or any portion of their notes for cash on each of September 15, 2017, September 15, 2022 and September 15, 2027 (each, a “repurchase date”). The repurchase price will equal 100% of the principal amount of the notes to be repurchased, plus accrued but unpaid interest (including additional interest, if any) to, but excluding, the relevant repurchase date.

Conversion of Notes	Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the stated maturity date.

The initial conversion rate for the notes will be shares of our common stock for each $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of our common stock).

Upon conversion, we will deliver a number of shares of our common stock, per $1,000 principal amount of notes, equal to the conversion rate (together with a cash payment in lieu of any fractional share). Settlement will occur on the third business day following the relevant conversion date. See “Description of Notes—Conversion of Notes—Settlement upon Conversion.”

Holders will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the consideration delivered to you upon conversion of a note.

The conversion rate for the notes is subject to adjustment as described under “Description of Notes—Conversion Rate Adjustments” and “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” An adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price.

Limitation on Beneficial Ownership	In order to preserve the tax treatment of our net operating loss carryforwards under the Internal Revenue Code, holders of the notes will be subject to a limitation on beneficial ownership upon conversion, as described herein.

In addition, as a common stockholder upon conversion, you will be subject to the restrictions of our restated articles of incorporation. See “Description of Notes—Conversion of Notes—Section 382 Limitation on Beneficial Ownership Upon Conversion.”

Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Adjustment Event	If certain corporate events as described under “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” occur at any time prior to September 20, 2017, each of which we refer to as a “make-whole adjustment event,” the conversion rate for any notes converted following such make-whole adjustment event will, in certain circumstances and for a limited period of time, be increased by a number of additional shares of our common stock. A description of how the number of additional shares will be determined and a table showing the number of additional shares of our common stock, if any, by which the conversion rate will be increased following a make-whole adjustment event is set forth under “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.”

Purchase of Notes at Your Option upon a Fundamental Change

Holders may require us to purchase for cash all or any portion of their notes upon the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. For the definition of “fundamental change” and related information, see “Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change.”

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated expenses payable by us and the underwriters’ discount, will be approximately $96.3 million (or $110.8 million if the underwriters exercise their option to purchase additional notes in full). We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds.”

Trading	We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our common stock is listed on The New York Stock Exchange under the symbol “MTH.”

Risk Factors	See the information under the caption “Risk Factors” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

United States Federal Tax Consequences	You should consult your tax advisor with respect to the United States federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “United States Federal Tax Considerations.”

Trustee, Paying Agent and Conversion Agent	Wells Fargo Bank, National Association.

Global Securities; Book-Entry Form	The notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before purchasing our convertible senior notes, you should consider carefully the risks described below in this section and the risks described in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement. Other risks, including those that we do not currently consider material, or may not anticipate, may harm our business, financial condition, results of operations and cash flows.

Risks Related to the Notes and Our Common Stock

We will continue to have the ability to incur debt after this offering. If we incur substantial additional debt, these higher levels of debt may affect our ability to pay the principal of and interest on the notes.

We and our subsidiaries may be able to incur substantial additional debt in the future, some of which may be secured debt. The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of and interest on the notes, or any fundamental change purchase price, and our creditworthiness generally.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except as described under “Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change” and “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure, liquidity and the value of the notes and shares of our common stock.

The notes are effectively subordinated to our secured debt and any liabilities of our non-guarantor subsidiaries.

The notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness (including trade payables) of our subsidiaries that do not guarantee the notes. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit any of our subsidiaries from incurring additional liabilities.

As of June 30, 2012, our total consolidated indebtedness was $596.1 million. Of this amount, approximately $496.2 million was senior indebtedness. After giving effect to the issuance of the notes, our total consolidated debt would have been $696.1 million.

Converting holders cannot receive shares of our common stock upon conversion in excess of the Section 382 limitation.

No holder of notes will be entitled to receive shares of our common stock upon conversion, and any purported delivery of shares of our common stock upon conversion of notes will be void and of no effect, to the extent (but only to the extent) that such receipt or delivery would cause such converting holder to become the owner of 4.9% or more of our common stock, unless such converting holder has received prior approval of our board of directors (the “Section 382 limitation”). If any delivery of shares of our common stock owed to a holder upon conversion of notes is not made, in whole or in part, as a result of the Section 382 limitation, our obligation to make such delivery shall not be extinguished. In this regard, we shall deliver the remaining shares as promptly as practicable after the time when delivery would not result in such converting holder being the owner of 4.9% of more of our common stock and such converting holder gives notice to us. Such converting holder will not be entitled to any compensation for any loss of value in connection with the Section 382 limitation. See “Description of Capital Stock—Certain Provisions of our Articles of Incorporation and Bylaws” in the accompanying prospectus.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

The SEC has also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc., or FINRA, to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and certain exchange traded funds and notes if the price of any such security moves 10% or more from a sale price in a five-minute period (the “SRO pilot program”). Beginning on August 8, 2011, the SRO pilot program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. Beginning on November 23, 2011, the SRO pilot program was amended to exclude all rights and warrants from the trading halt. The SRO pilot program is currently set to expire on February 4, 2013.

On May 31, 2012, the SEC approved the “Limit Up-Limit Down” plan proposed by FINRA and securities exchanges. The plan requires securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan, which will go into effect on a one-year pilot basis on February 4, 2013, is intended to replace the SRO pilot program.

On May 31, 2012, the SEC also approved changes to the existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. Among other changes to the existing market-wide circuit breaker system that will go into effect on a one-year pilot basis on February 4, 2013 will be a change in the existing 10%, 20% and 30% market decline thresholds that trigger market-wide trading halts to 7%, 13% and 20%, respectively. The approved amendment also changes the index that is used as the pricing reference for the decline to the S&P 500 Index rather than the Dow Jones Industrial Average, and in some instances shortens the time periods during which trading will be halted to 15 minutes if the circuit breaker occurs prior to 3:25 p.m., except in the case of a 20% decline. Because our common stock is an NMS stock, the restrictions on trading imposed by the SRO pilot program, the market-wide circuit breaker system and, when effective, the Limit Up-Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the notes. This new legislation will require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The implementation dates for these requirements are subject to regulatory action and at this time cannot be determined with certainty. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of certain financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market can experience significant price and volume fluctuations that can be unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes. This may result in greater volatility in the trading price of the notes than would be expected for non-convertible debt securities. Any of these factors could have a material adverse effect on your investment in the notes, and the notes may trade at prices significantly below the offering price, as a result you would lose some or all of your investment.

The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction.

Following a make-whole adjustment event, if a holder elects to convert its notes in connection with such transaction, we will increase the conversion rate by an additional number of shares of our common stock upon conversion in certain circumstances. The increase in the conversion rate will be determined based on the date on which the make-whole adjustment event occurs or becomes effective and the price paid (or deemed to be paid) per share of our common stock in the make-whole adjustment event, as described below under “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid (or deemed to be paid) per share of our common stock in the make-whole adjustment event is greater than $         per share or less than $         per share (in each case, subject to adjustment), no increase in the conversion rate will be made.

Our obligation to increase the conversion rate upon the occurrence of a make-whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

We may not have the ability to raise the funds necessary to purchase the notes as required upon a fundamental change, and our future debt may contain limitations on our ability to repurchase of the notes.

Following a fundamental change as described under “Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change,” holders of notes will have the right to require us to purchase their notes for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the fundamental change purchase price in cash with respect to any notes surrendered by holders for purchase upon a fundamental change. In addition, restrictions in our then existing indentures, credit facilities or other indebtedness, if any, may not allow us to purchase the notes upon a fundamental change. Our failure to purchase the notes upon a fundamental change when required would result in an event of default with respect to the notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes. In addition, holders may not be entitled to require us to purchase their notes upon a fundamental change in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” as set forth under “Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change.” In the event of any such transaction, holders of the notes would not have the right to require us to purchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the notes.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and the vesting of restricted stock and will be reserved upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. In addition, our charter currently authorizes the issuance of blank check preferred stock. If any such preferred stock is issued, it would have preferences to our common stock and could further dilute the common stockholders’ interests in our company.

The notes may not have an active market, and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.

The notes are a new issue of securities for which there is currently no active trading market. We cannot assure you that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. In addition, we do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

Moreover, even if you are able to sell your notes, you may not receive a favorable price for your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including subdivisions and combinations of our common stock, the issuance to all or substantially all holders of our common stock of stock dividends, certain rights, options or warrants, capital stock, indebtedness, assets or cash, and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash or in an acquisition, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Federal and state fraudulent transfer laws and suretyship defenses may permit a court to void the notes and/or the guarantees, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•

the issuance of the notes or the incurrence of the guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the subsidiary guarantors intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay as they mature; or

•

we or any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the subsidiary guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to our or any of our subsidiary guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

The guarantees of the notes will contain a provision to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, under recent case law, this provision may not be effective to protect such guarantee from being voided under fraudulent transfer law or otherwise determined to be unenforceable. If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or could require the holders of the notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Also, although guarantees provide the holders of the notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, you would not be able to assert a claim successfully against such guarantors.

Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Conversions of the notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes.

The conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock to the extent you convert your notes.

Holders who convert their notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the conversion date relating to such notes, but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our articles of incorporation or bylaws requiring stockholder approval, a holder of notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to offer to purchase the notes for cash in the event of a fundamental change. A non-stock takeover of our company may trigger the requirement that we purchase the notes. This feature may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

Changes in our credit rating may adversely affect the value of the notes.

Any credit ratings applied to the notes are an assessment of our ability to pay our obligations including obligations under the notes. Ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of a rating may be obtained from the relevant rating agency. Ratings are not recommendations to buy, sell or hold securities, and there can no assurance that ratings will remain in effect for any given period of time or that ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Each rating should be evaluated independently of any other rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of your notes and increase our corporate borrowing costs.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax even though you do not receive a corresponding cash distribution. Further, if a make-whole fundamental change occurs on or prior to the maturity date of the notes, and we increase the conversion rate for the notes converted in connection with the make-whole adjustment event, you may be deemed to have received a taxable dividend. If you are a Non-U.S. Holder (as defined in “United States Federal Tax Considerations”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, which may be set off against subsequent payments on the notes (or, in certain circumstances, against any payments on our common stock). See “United States Federal Tax Considerations.”

Our charter, bylaws and ownership structure could prevent a third party from acquiring us or limit the price investors might be willing to pay for shares of our common stock.

Existing provisions of our charter and bylaws may have the effect of delaying or preventing a merger with or acquisition of us, even where the stockholders may consider it to be favorable, and could also prevent or hinder an attempt by stockholders to replace our directors. They include: (i) a classified board of directors; (ii) a provision that directors may only be removed for cause; (iii) a limitation on the maximum number of directors; (iv) a limitation on the ability of stockholders to call a special meeting of stockholders; (v) a provision that only the directors can amend the bylaws; (vi) advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at a stockholders meeting; (vii) a provision authorizing the company to issue blank check preferred stock; and (viii) a provision preserving the long term value of our accumulated net operating losses by restricting the ability of a person, entity or group from accumulating 4.9% or more of our common stock and the ability of persons, entities or groups now owning 4.9% or more of common stock from acquiring additional shares of common stock, without the approval of the board of directors.

We are subject to the Maryland Business Combination Act. The Maryland Business Combination Act restricts the ability of Maryland corporations to enter into certain business combination transactions with 10% or more stockholders without prior board of director approval of such status, for a period of five years.

Alone or in combination, these matters may have the effect of delaying or preventing a change of control that other stockholders may believe beneficial or of limiting the price investors might be willing to pay for shares of our common stock.

Risks Related to Meritage

An economic downturn could have negative consequences on our operations, financial position and cash flows.

Weakness in the homebuilding industry could have an adverse effect on us. It could require that we write-off or write-down assets, dispose of assets, reduce operations, restructure our debt and/or raise new equity or debt to pursue our business plan, any of which could have a detrimental effect on our current stakeholders.

Although in the first quarter of 2012 and in the full year of 2011 we recorded net losses, we were able to maintain cash reserves and keep our net-debt to capital ratio within our internal target threshold. In the last five years we recorded sizable real-estate impairments that eroded our equity from our historical pre-downturn levels. Additional external factors, such as the duration of an economic downturn and high foreclosure and unemployment rates, each of which we have experienced in recent years, could put additional downward pressure on our results.

Mortgage availability decreases and interest rate increases may make purchasing a home more difficult and may cause an increase in the number of new and existing homes available for sale.

In general, housing demand is adversely affected by the lack of availability of mortgage financing and increases in interest rates. Continued high levels of foreclosures and sales of existing inventories of previously foreclosed homes could increase the available home inventory supply, which may result in price reductions. Most of our buyers finance their home purchases through our mortgage joint ventures or third-party lenders providing mortgage financing. If mortgage interest rates increase and, consequently, the ability of prospective buyers to finance home purchases is adversely affected, home sales, gross margins and cash flow may also be adversely affected and the impact may be material. Although long-term interest rates currently remain at historically low levels, it is impossible to predict future increases or decreases in market interest rates.

Homebuilding activities also depend, in part, upon the availability and costs of mortgage financing for buyers of homes owned by potential customers, as those customers (move-up buyers) often must sell their residences before they purchase our homes. Mortgage lenders continue to be subject to more restrictive underwriting standards by the regulatory authorities which oversee them as a consequence of the sub-prime mortgage market failures, among other reasons. Additionally, potential home buyers who have previously foreclosed or short-sold a home may be precluded from obtaining a mortgage for several years. Since 2011, there have been enhanced regulatory and legislative actions with respect to consumer mortgage loans which have hindered the comeback of a more stable consumer mortgage lending environment. Such actions include increased Fannie Mae and Freddie Mac lender fees that were mandated by Congress in an effort to offset a temporary reduction in payroll taxes. Additionally, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law in 2010, which established several new standards and requirements relating to the origination, securitization and servicing of residential consumer mortgage loans. In addition, the United States and international banking regulators have proposed or enacted higher capital standards and requirements for financial institutions. These standards and requirements, as and when implemented, could further tighten the availability and/or increase the costs to borrowers to obtain such loans. Continued legislative actions and more stringent underwriting standards could have a material adverse effect on our business if certain buyers are unable to obtain mortgage financing. A prolonged tightening of the financial markets could also negatively impact our business.

Expirations, amendments or changes to tax laws, incentives or credits currently available to our homebuyers may negatively impact our business.

Significant changes to existing tax laws that currently benefit our homebuyers, such as the ability to deduct mortgage interest and real property taxes, may result in an increase in the total cost of home ownership and may make the purchase of a home less attractive to our buyers. Many homeowners receive substantial tax benefits in the form of tax deductions against their personal taxable income for mortgage interest and property tax payments and the loss or reduction of these deductions would affect most homeowners’ net cost of owning a home. Also, federal or state governments have in the past provided for substantial benefits in the form of tax credits for buyers of new or used homes. For example, from 2008 to April 2011, many homebuyers took advantage of the federal homebuyer tax credit. We believe this tax credit, which provided tax credit benefits of up to $8,000 for certain home purchases by qualified buyers, resulted in a greater increase in home sales during the 2008 to early 2011 period than would have otherwise occurred in the absence of the credit. While we benefitted from increased sales during the time that such credit was available, we further experienced a sharp decrease in home sales after the credit expired. If tax credits or similar incentives are adopted in the future, we would expect to see a similar pattern of decreasing sales after expiration of the tax credit, which decrease could have an adverse effect on our results of operations.

If home prices decline, potential buyers may not be able to sell their existing homes, which may negatively impact our sales.

As a participant in the homebuilding industry, we are subject to market forces beyond our control. In general, housing demand is impacted by the affordability of housing. Many homebuyers need to sell their existing homes in order to purchase a new home from us, and weakness in the home resale market or decreases in home sale prices could adversely affect that ability. Declines in home prices would have an adverse effect on our homebuilding business margins and cash flows.

High cancellation rates may negatively impact our business.

Our backlog reflects the number and value of homes for which we have entered into non-contingent sales contracts with customers but have not yet delivered those homes. Although these sales contracts typically require a cash deposit and do not make the sale contingent on the sale of the customer’s existing home, a customer may in certain circumstances cancel the contract and receive a complete or partial refund of the deposit as a result of local laws or contract provisions. If home prices decline, the national or local homebuilding environment weakens or declines or interest rates increase, homebuyers may have an incentive to cancel their contracts with us, even where they are not entitled to a refund or are only entitled to a partial refund. Significant cancellations have previously had, and could in the future have, a material adverse effect on our business as a result of lost sales revenue and the accumulation of unsold housing inventory.

Our future operations may be adversely impacted by high inflation.

We, like other homebuilders, may be adversely affected during periods of high inflation, mainly from higher land and construction and materials costs. Also, higher mortgage interest rates may significantly affect the affordability of mortgage financing to prospective buyers. Inflation could increase our cost of financing, materials and labor and could cause our financial results or growth to decline. Traditionally, we have attempted to pass cost increases on to our customers through higher sales prices. Although inflation has not historically had a material adverse effect on our business, sustained increases in material costs would have a material adverse effect on our business if we are unable to correspondingly increase home sale prices.

We are dependent upon the earnings and cash flow of our subsidiaries.

Substantially all of our operations are conducted through our subsidiaries. Accordingly, we derive substantially all of our operating income and cash flows from our subsidiaries, and rely on these subsidiaries to generate the funds necessary to satisfy our debt obligations. The ability of our subsidiaries to pay dividends or otherwise make payments to us will be subject to, among other things, applicable state laws and is contingent upon such subsidiaries’ earnings and business considerations. We cannot assure you that we will be able to realize from these subsidiaries any funds required to meet our debt obligations.

In addition, our right to receive assets of these subsidiaries upon the liquidation or recapitalization of any subsidiaries will be subject to the claims of the subsidiaries’ creditors, except to the extent that we are recognized as a creditor, our claims would still be subject to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to its indebtedness to us.

A reduction in our sales absorption levels may force us to incur and absorb additional community-level costs.

We incur certain overhead costs associated with our communities, such as marketing expenses and costs associated with the upkeep and maintenance of our model and sales complexes. If the pace of our sales absorption decreases and the time required to close out our communities is extended, we would likely incur additional overhead costs, which would negatively impact our financial results. Additionally, we incur various land development improvement costs for a community prior to the commencement of home construction. Such costs include infrastructure, utilities, taxes and other related expenses.

Reduction in home absorption rates increases the associated holding costs, our time to recover such costs, and the value of such assets. Further declines in the homebuilding market may also require us to evaluate the recoverability of costs relating to recently acquired land.

The value of our real estate inventory may further decline, leading to impairments and reduced profitability.

A limited portion of our remaining owned land was purchased at prices that reflected the strong homebuilding and real estate markets experienced during the mid 2000s. As such, we wrote down the value of certain real estate inventory over the last several years to reflect current market conditions and have abandoned certain projects. To the extent that we still own or have options/purchase agreements related to such land parcels, a further decline in the homebuilding market may require us to re-evaluate the value of our land holdings and we could incur additional impairment charges, which would decrease both the book value of our assets and stockholders’ equity.

Our long-term success depends on the availability of finished lots and undeveloped land that meet our land investment criteria.

The availability of finished and partially developed lots and undeveloped land that meet our investment and marketing standards depends on a number of factors outside of our control, including land availability in general, competition with other homebuilders and land buyers, credit market conditions, legal and government agency processes, inflation in land prices, zoning, our ability and the costs to obtain building permits, the amount of environmental impact fees, property tax rates and other regulatory requirements. Should suitable lots or land become less available, the number of homes that we may be able to build and sell could be reduced, and the cost of attractive land could increase, which could adversely impact our financial results. The availability of suitable land assets could also affect the success of our land acquisition strategy, which may impact our ability to increase the number of actively selling communities, to grow our revenues and margins, and to achieve or maintain profitability.

Reduced levels of sales may cause us to re-evaluate the viability of existing option contracts, resulting in a potential termination of these contracts which may lead to further impairment charges.

Historically, a significant portion of our lots were controlled under option contracts. Such options generally require a cash deposit that will be forfeited if we do not exercise the option. During the last several years, we forfeited significant amounts of deposits and wrote-off related pre-acquisition costs for projects we no longer deemed feasible, as they were not generating acceptable returns. Although our remaining pool of optioned projects has significantly decreased due to abandonments and the unwillingness of sellers to provide option terms, an additional downturn in the homebuilding market may cause us to re-evaluate the feasibility of our remaining optioned projects, which may result in writedowns that would reduce our assets and stockholders’ equity.

Our business may be negatively impacted by natural disasters.

Our homebuilding operations include operations in Texas, California, North Carolina and Florida. Some of our markets in Texas, North Carolina and Florida occasionally experience extreme weather conditions such as tornadoes and/or hurricanes. California has experienced a significant number of earthquakes, wildfires, flooding, landslides and other natural disasters in recent years. We do not insure against some of these risks. These occurrences could damage or destroy some of our homes under construction or our building lots, which may result in uninsured or underinsured losses. We could also suffer significant construction delays or substantial fluctuations in the pricing or availability of building materials. Any of these events could cause a decrease in our revenue, cash flows and earnings.

Our joint ventures with independent third parties may be illiquid, and we may be adversely impacted by our joint venture partners’ failure to fulfill their obligations.

We occasionally participate in land acquisition and development joint ventures with independent third parties, in which we have less than a controlling interest. Our participation in these types of joint ventures has decreased over the last few years due to current market conditions and the reduced need for lots, and we have reduced our involvement in such ventures to just two active land joint ventures. Historically, these joint ventures were structured to provide us with a means of accessing larger parcels and lot positions and to help us expand our marketing opportunities and manage our risk profile. However, these joint ventures often acquire parcels of raw land without entitlements and as such are subject to a number of development risks that our business does not face directly. These risks include the risk that anticipated projects could be delayed or terminated because applicable governmental approvals cannot be obtained, timely obtained or obtained at reasonable costs. In addition, the risk of construction and development cost overruns can be greater for a joint venture where it acquires raw land compared to our typical acquisition of entitled lots. These increased development and entitlement risks could have a material adverse effect on our financial position or results of operations if one or more joint venture projects is delayed, cancelled or terminated or we are required, whether contractually or for business reasons, to invest additional funds in the joint venture to facilitate the success of a particular project.

Our joint venture investments are generally very illiquid both because we often lack a controlling interest in the ventures and because such joint ventures are typically structured to require super-majority or unanimous approval of the members to sell a substantial portion of the joint venture’s assets or for a member to receive a return of their invested capital. Our lack of a controlling interest also results in the risk that the joint venture will take actions that we disagree with, or fail to take actions that we desire, including actions regarding the sale or financing of the underlying property. In the ordinary course of our business, we provide letters of credit and performance, maintenance and other bonds in support of our related obligations with respect to the development of our joint venture projects. We had no such letters of credit or bonds as of June 30, 2012. In limited cases, we may also offer pro-rata limited repayment guarantees on our portion of the joint venture debt. Our limited repayment guarantees were $0.3 million as of June 30, 2012.

With respect to certain of our joint ventures, we and our joint venture partners may be obligated to complete land development improvements if the joint venture does not perform the required development, which could require significant expenditures. In addition, we and our joint venture partners sometimes agree to indemnify third party surety providers with respect to performance bonds issued on behalf of certain of our joint ventures. In the event the letters of credit or bonds are drawn upon, we, and in the case of a joint venture, our joint venture partners, would be obligated to reimburse the surety or other issuer of the letter of credit or bond if the obligations the bond or guarantee secures are not performed by us (or the joint venture). If one or more bonds, letters of credit or other guarantees were drawn upon or otherwise invoked, we could have additional financial obligations.

We cannot guarantee that additional events will not occur or that such obligations will not be invoked, although at June 30, 2012 we have a very limited number of such guarantees related to our existing joint ventures.

As of June 30, 2012, we were involved in legal proceedings over certain guarantees relating to a large joint venture in which we hold less than a 4% interest. On September 4, 2012 we received an unfavorable ruling relating to certain of these proceedings. In this ruling, the court ruled that the we were liable under a springing guarantee, but is permitting discovery and further proceedings on the lender’s damage claim of approximately $13 million, which still must be proven and established. We disagree with many of the Court’s conclusions and rulings and we are considering our options for challenging the order through whatever procedural means are available. We further believe that certain of the joint venture’s co-venturers are liable to us for any amounts that we may ultimately be determined to be liable to the lenders for, and we intend to vigorously pursue our available remedies against these parties. As a result of the order, we anticipate increasing our reserves during the third quarter of 2012 in the range of $8 million to $9 million, bringing the total accrual to the approximately claimed amount.

If we are unable to successfully compete in the highly competitive housing industry, our financial results and growth may suffer.

The housing industry is highly competitive. We compete for sales in each of our markets with national, regional and local developers and homebuilders, existing home resales (including foreclosures) and, to a lesser extent, condominiums and available rental housing. Some of our competitors have significantly greater financial resources and some may have lower costs than we do. Competition among both small and large residential homebuilders is based on a number of interrelated factors, including location, reputation, amenities, design, quality and price. Competition is expected to continue and may become more intense, and there may be new entrants in the markets in which we currently operate and in markets we may enter in the future and our industry may also experience some consolidations. If we are unable to successfully compete, our financial results and growth could suffer.

Some homebuyers may cancel their home purchase contracts with us because their deposits are generally a small percentage of the purchase price and are potentially refundable.

In connection with the purchase of a home, our policy is to generally collect a deposit from our customers, although typically, this deposit reflects a small percentage of the total purchase price, and due to local regulations, the deposit may, in certain limited circumstances, be fully or partially refundable prior to closing. If the prices for our homes in a given community decline further, our neighboring competitors increase their sales incentives, interest rates increase, the availability of mortgage financing tightens or there is a further downturn in local, regional or national economies, homebuyers may cancel their home purchase contracts with us. In past years, we experienced above-normal cancellation rates, although in 2010, 2011 and the first six months of 2012, cancellation rates returned to historical levels. Continued uncertainty in the homebuilding market could adversely impact our cancellation rates, which would have a negative effect on our results of operations.

We are subject to construction defect and home warranty claims arising in the ordinary course of business, which may lead to additional reserves or expenses.

Construction defect and home warranty claims are common in the homebuilding industry and can be costly. Therefore, in order to account for future potential obligations, we establish a warranty reserve in connection with every home closing. Additionally, we maintain general liability insurance and generally require our subcontractors to provide insurance coverage and indemnify us for liabilities arising from their work. However, we cannot be assured that our warranty reserves and those insurance rights and indemnities will be adequate to cover all construction defects and warranty claims for which we may be held liable. For example, we may be responsible for applicable self-insured retentions, and certain claims may not be covered by insurance or may exceed applicable coverage limits.

Our income tax provision and other tax liabilities may be insufficient if taxing authorities initiate and are successful in asserting tax positions that are contrary to our position. Additionally, losses from operations in future reporting periods may require us to continue to adjust the valuation allowance against our deferred tax assets.

In the normal course of business, we are audited by various federal, state and local authorities regarding income tax matters. Significant judgment is required to determine our provision for income taxes and our liabilities for federal, state, local and other taxes. Our audits are in various stages of completion. However, no outcome for a particular audit can be determined with certainty prior to the conclusion of the audit, appeal and, in some cases, litigation process. Although we believe our approach to determining the appropriate tax treatment is supportable and in accordance with tax laws and regulations and relevant accounting literature, it is possible that the final tax authority will take a tax position that is materially different than ours. As each audit is conducted, adjustments, if any, are appropriately recorded in our consolidated financial statements in the period determined. Such differences could have a material adverse effect on our income tax provision or benefit, or other tax reserves, in the reporting period in which such determination is made and, consequently, on our results of operations, financial position and/or cash flows for such period.

Our net operating loss carryforwards could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code.

In 2010 and 2011, we generated net operating losses (“NOLs”) for tax purposes which could not be carried back to prior tax years, and we may generate additional NOLs in the future. Under federal tax laws, we can use our NOLs (and certain related tax credits) to offset ordinary income tax on our future taxable income for up to 20 years, after which they expire for such purposes. State NOL carryforwards may be used to offset future taxable income for a period of time ranging from 5 to 20 years, depending on the state, and begin to expire in 2012. Until they expire, we can carry forward our NOLs (and certain related tax credits) that we do not use in any particular year to offset income tax in future years. The benefits of our NOLs would be reduced or eliminated if we experience an “ownership change,” as determined under Section 382 of the Internal Revenue Code. A Section 382 “ownership change” occurs if a stockholder or a group of stockholders who are deemed to own at least 5% of our common stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of NOLs we can use to offset income tax equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” (reduced by certain items specified in Section 382) and the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” A number of special and complex rules apply to calculating this annual limit.

While the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly-traded stock make it difficult to determine whether an “ownership change” has occurred, we currently believe that an “ownership change” has not occurred. However, if an “ownership change” were to occur, the annual limit Section 382 may impose could result in some of our NOLs expiring unused. This may limit the future value of our federal and state NOL carryforward and deferred tax assets. However, as of June 30, 2012, these assets are only $95.0 million, of which $87.3 million are currently subject to a valuation allowance. Therefore, the annual limitation is not expected to have a material impact on our financial results. In 2009, we amended our articles of incorporation to enable us to nullify transactions creating additional 5% holders in an effort to mitigate the risk associated with ownership changes under Section 382. Such restrictions, however, may be waived by us, and there is uncertainty about whether such restrictions would be enforceable or effective under all circumstances.

Our ability to acquire and develop raw or partially finished lots may be negatively impacted if we are unable to secure additional performance bonds.

In connection with land development work we are required to complete on our raw or partially finished land purchases, we oftentimes provide performance bonds or other assurances for the benefit of the respective municipalities or governmental authorities. These performance bonds provide assurance to the beneficiaries that the development will be completed, or that in case we do not perform, that funds from the bonds are available to finish such work. In the future, additional performance bonds may be difficult to obtain, or may be difficult to obtain on terms that are acceptable to us. The limited availability is due to the current state of the industry and the economy. Additionally, in recent years various surety providers have significantly reduced bonding capacities made available to the homebuilding industry. If we are unable to secure such required bonds, progress on affected projects may be delayed or halted or we may be required to expend additional cash to secure other forms of sureties which may adversely affect our financial position and ability to grow our operations.

The loss of key personnel may negatively impact us.

Our success largely depends on the continuing services of certain key employees and our ability to attract and retain qualified personnel. We have employment agreements with certain key employees who we believe possess valuable industry knowledge, experience and leadership abilities that would be difficult in the short term to replicate. The loss of the services of such key employees could harm our operations and business plans.

Failure to comply with laws and regulations by our employees or representatives may harm us.

We are required to comply with applicable laws and regulations that govern all aspects of our business including land acquisition, development, home construction, mortgage origination, sales and warranty. It is possible that individuals acting on our behalf could intentionally or unintentionally violate some of these laws and regulations. Although we endeavor to take immediate action if we become aware of such violations, we may incur fines or penalties as a result of these actions and our reputation with governmental agencies and our customers may be damaged. Further, other acts of bad judgment may also result in negative financial consequences.

Shortages in the availability of subcontract labor may delay construction schedules and increase our costs.

We conduct our construction operations only as a general contractor. Virtually all architectural, construction and development work is performed by unaffiliated third-party subcontractors. As a consequence, we depend on the continued availability of and satisfactory performance by these subcontractors for the design and construction of our homes and to provide related materials. Although we have not experienced such skilled labor shortages, we cannot be assured that there will be satisfactory performance by these unaffiliated third-party subcontractors, which could have a material adverse effect on our business.

Our lack of geographic diversification could adversely affect us if the homebuilding industry in our market declines.

We have operations in Texas, Arizona, California, Nevada, Colorado, Florida, and North Carolina. Many of our geographic operations are located in regions that were most severely impacted by the homebuilding downturn. Although we have recently expanded our operations to new markets, our geographic diversification is still limited and could adversely impact us if the homebuilding business in our current markets should further decline, since we do not currently have a balancing opportunity in other geographic regions.

We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.

We historically have experienced, and expect to continue to experience, variability in home sales and results of operations on a quarterly basis. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Factors that contribute to this variability include:

•	timing of home deliveries and land sales;

•	the changing composition and mix of our asset portfolio;

•	delays in construction schedules due to adverse weather, acts of God, reduced subcontractor availability and governmental restrictions;

•	timing of write-offs and impairments;

•	conditions of the real estate market in areas where we operate and of the general economy;

•	the cyclical nature of the homebuilding industry;

•	changes in prevailing interest rates and the availability of mortgage financing;

•	our ability to acquire additional land or options for additional land on acceptable terms; and

•	costs and availability of materials and labor.

Our level of indebtedness may adversely affect our financial position and prevent us from fulfilling our debt obligations.

The homebuilding industry is capital intensive and requires significant up-front expenditures to secure land and pursue development and construction on such land. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. As of June 30, 2012, after giving effect to the issuance of 2,645,000 shares of our common stock in July 2012 and the issuance of the notes and the application of proceeds therefrom, we would have had approximately $696.1 million of indebtedness and $388.0 million of cash, restricted cash, and investments and securities. If we require working capital greater than that provided by operations and our current liquidity position, we may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including bank financing and securities offerings. There can be no assurance we would be able to obtain such additional capital on terms acceptable to us, if at all. The level of our indebtedness could have important consequences to our stockholders, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes could be impaired;

•

we could have to use a substantial portion of our cash flow from operations to pay interest and principal on our indebtedness, which would reduce the funds available to us for other purposes such as capital expenditures;

•

we have a moderate level of indebtedness and a lower volume of cash and cash equivalents than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•	we may be more vulnerable to economic downturns and adverse developments in our business than some of our competitors.

Our current annual debt service requirements for our existing senior and senior subordinated notes is approximately $43.0 million. We expect to generate cash flow to pay our expenses and to pay the principal and interest on our indebtedness with cash flow from operations or from existing cash reserves. Our ability to meet our expenses thus depends, to a large extent, on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. If we do not have sufficient funds, we may be required to refinance all or part of our existing debt, sell assets or borrow additional funds. We cannot guarantee that we will be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.

Our debt levels may place limits on our ability to comply with the terms of our debt and may restrict our ability to complete certain transactions.

The indentures for our existing senior notes and senior subordinated notes impose significant operating and financial restrictions on us. These restrictions limit our ability and the ability of our subsidiaries, among other things, to:

•	incur additional indebtedness or liens;

•	pay dividends or make other distributions;

•	repurchase our stock;

•	sell assets;

•	make acquisitions and investments (including investments in joint ventures); or

•	consolidate, merge or sell all or substantially all of our assets.

We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants or our inability to maintain the required financial ratios in our unsecured revolving credit facility could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable.

Because the notes are structurally subordinated to the obligations of our subsidiaries that are not guarantors, you may not be fully repaid if we become insolvent.

Substantially all of our operating assets are held by our subsidiaries. Holders of any indebtedness of any of our future subsidiaries that are not guarantors and other creditors of any of those subsidiaries, including trade creditors, have and will have access to the assets of those subsidiaries that are prior to those of the noteholders. As a result, the notes are structurally subordinated to the debts, and other obligations of those non-guarantor subsidiaries.

Our ability to obtain third-party financing may be negatively affected by any downgrade of our credit rating from a rating agency

Although we do not currently have any short-term borrowing facilities, we consider the availability of third-party financing to be a key component of our long-term strategy to grow our business either through acquisitions or through internal expansion. As of August 31, 2012, our credit ratings were B+, B1 and B+ by Standard and Poor’s Financial Services, Moody’s Investor Services and Fitch Ratings, respectively, the three primary rating agencies. Any downgrades from these ratings may impact our ability in the future to obtain additional financing or obtain such financing at terms that are favorable to us, which may adversely impact our future operations.

We may not be successful in future expansion and integrating future acquisitions.

We may consider growth or expansion of our operations in our current markets or in other areas of the country. Our expansion into new or existing markets could have a material adverse effect on our cash flows and/or profitability. The magnitude, timing and nature of any future expansion will depend on a number of factors, including suitable additional markets and/or acquisition candidates, the negotiation of acceptable terms, our financial capabilities and general economic and business conditions. New acquisitions may result in the incurrence of additional debt. Acquisitions also involve numerous risks, including difficulties in the assimilation of the acquired company’s operations, the incurrence of unanticipated liabilities or expenses, the diversion of management’s attention from other business concerns, risks of entering markets in which we have limited or no direct experience and the potential loss of key employees of the acquired company.

We are subject to extensive government regulations that could cause us to incur significant liabilities or restrict our business activities.

Regulatory requirements could cause us to incur significant liabilities and costs and could restrict our business activities. We are subject to local, state and federal statutes and rules regulating certain developmental matters, as well as building and site design. We are subject to various fees and charges of government authorities designed to defray the cost of providing certain governmental services and improvements. We may be subject to additional costs and delays or may be precluded entirely from building projects because of “no-growth” or “slow-growth” initiatives, building permit ordinances, building moratoriums, or similar government regulations that could be imposed in the future due to health, safety, climate, welfare or environmental concerns. We must also obtain licenses, permits and approvals from government agencies to engage in certain activities, the granting or receipt of which are beyond our control and could cause delays in our homebuilding projects.

We are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. Environmental laws or permit restrictions may result in project delays, may cause substantial compliance and other costs and may prohibit or severely restrict development in certain environmentally sensitive regions or geographic areas. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials, such as lumber.

In addition, there is a variety of new legislation being enacted, or considered for enactment at the federal, state and local level relating to energy and climate change. This legislation relates to items such as carbon dioxide emissions control and building codes that impose energy efficiency standards. New building code requirements that impose stricter energy efficiency standards could significantly increase our cost to construct homes. As climate change concerns continue to grow, legislation and regulations of this nature are expected to continue and become more costly to comply with. Similarly, energy-related initiatives affect a wide variety of companies throughout the United States and the world. Because our operations are heavily dependent on significant amounts of raw materials, such as lumber, steel, and concrete, these initiatives could have an indirect adverse impact on our operations and profitability to the extent the manufacturers and suppliers of our materials are burdened with expensive cap and trade and similar energy related regulations.

Acts of war may seriously harm our business.

Acts of war or any outbreak or escalation of hostilities throughout the world may cause disruption to the economy, our company, our employees and our customers, which could impact our revenue, costs and expenses and financial condition.

Our ability to build “green” technologies at a profitable price point may be replicated by other builders in the future, which could reduce our competitive advantage.

We believe we currently have a competitive advantage over other production homebuilders with the rollout of our Meritage Green technology. Our “green” communities offer a high level of energy-saving features included in the base price of our homes, and many of our other communities are engineered to add on optional solar features to further optimize energy savings. If other builders are able to replicate our “green” technologies and offer them at a similar price point, it could diminish our competitive advantage in the marketplace.

Information technology failures and data security breaches could harm our business.

We use information technology and other computer resources to carry out important operational and marketing activities as well as maintain our business records. Many of these resources are provided to us and/or maintained on our behalf by third-party service providers pursuant to agreements that specify certain security and service level standards. Although we and our service providers employ what we believe are adequate security, disaster recovery and other preventative and corrective measures, our ability to conduct our business may be impaired if these resources are compromised, degraded, damaged or fail, whether due to a virus or other harmful circumstance, intentional penetration or disruption of our information technology resources by a third party, natural disaster, hardware or software corruption or failure or error (including a failure of security controls incorporated into or applied to such hardware or software), telecommunications system failure, service provider error or failure, intentional or unintentional personnel actions (including the failure to follow our security protocols), or lost connectivity to our networked resources. A significant and extended disruption in the functioning of these resources could damage our reputation and cause us to lose customers, sales and revenue, result in the unintended public disclosure or the misappropriation of proprietary, personal and confidential information (including information about our homebuyers and business partners), and require us to incur significant expense to address and resolve these kinds of issues. The release of confidential information may also lead to litigation or other proceedings against us by affected individuals and/or business partners and/or by regulators, and the outcome of such proceedings, which could include penalties or fines, could have a material and adverse effect on our consolidated financial statements. In addition, the costs of maintaining adequate protection against such threats, depending on their evolution, pervasiveness and frequency and/or government-mandated standards or obligations regarding protective efforts, could be material to our consolidated financial statements.

Any of the above risk factors could have a material adverse effect on your investment in our securities. As a result, you could lose some or all of your investment.

This prospectus supplement includes forward-looking statements and there are a number of risks and uncertainties that could cause our actual results to differ materially from these forward-looking statements.

In passing the Private Securities Litigation Reform Act of 1995 (“PSLRA”), Congress encouraged public companies to make “forward-looking statements” by creating a safe-harbor to protect companies from securities law liability in connection with forward-looking statements. We intend to qualify both our written and oral forward-looking statements for protection under the PSLRA. The words “believe,” “expect,” “anticipate,” “forecast,” “plan,” “estimate,” and “project” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. All statements we make other than statements of historical fact are forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this prospectus supplement and the accompanying prospectus include statements concerning our perceptions of increased demand and consumer confidence, the correlation between improvements in the overall economy and the housing market, and that we expect improved results for the remainder of 2012.

Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements, and that could negatively affect our business are set forth above in this prospectus supplement in this “Risk Factors” section.

USE OF PROCEEDS

Our net proceeds from the sale of the notes offered in this offering will be approximately $97.0 million, after deducting the underwriters’ discounts and commissions but before deducting the estimated expenses related to this offering. If the underwriters’ exercise the full amount of their option to purchase additional convertible senior notes, the net proceeds will be approximately $111.6 million. We plan to use the proceeds received by us in this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our (I) cash, cash equivalents, investments and securities and restricted cash and (II) capitalization at June 30, 2012 on (i) an actual basis; (ii) an adjusted basis to give effect to the issuance of 2,645,000 shares of our common stock in July 2012; and (iii) a further adjusted basis to give effect to the issuance and sale of the convertible senior notes offered by us pursuant to this prospectus supplement and the payment of related fees and expenses in connection therewith. The following table does not reflect or give effect to the establishment of our new unsecured revolving credit facility in July 2012 with a capacity of up to $125.0 million, subject to borrowing base availability, or the cancellation/retirement of all of our treasury stock in August 2012, which cancellation/retirement had no effect on total stockholders’ equity. As of the date of this prospectus supplement, no amounts have been borrowed under our new revolving unsecured credit facility.

	As of June 30, 2012
	Actual	As Adjusted for Equity Offering[2]	As Further Adjusted for Notes Offered Hereby
	(In Thousands)
Cash and cash equivalents, investments and securities and restricted cash	$204,687	$291,787	$388,037

Debt:
7.731% senior subordinated notes due 2017	$99,825	$99,825	$99,825
7.15% senior notes due 2020[1]	196,229	196,229	196,229
7.00% senior notes due 2022	300,000	300,000	300,000
% convertible senior notes offered hereby	—	—	100,000

Total debt	596,054	596,054	696,054
Stockholders’ equity:
Preferred stock, par value $0.01, none issued and outstanding	—	—	—
Common stock, par value $0.01	407	433	433
Additional paid-in capital	483,331	570,405	570,405
Retained earnings	201,693	201,693	201,693
Treasury stock, at cost	(188,773)	(188,773)	(188,773)

Total stockholders’ equity	496,658	583,758	583,758

Total capitalization	$1,092,712	$1,179,812	$1,279,812

[1]	Net of unamortized discount of $3.8 million at June 30, 2012.

[2]	Reflects the issuance of 2,645,000 shares of common stock at a price of $34.75, net of commissions and other costs related to such offering of approximately $4.8 million.

PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange under the symbol “MTH.” The following table sets forth the high and low sales prices for transactions involving our common stock during each calendar quarter, as reported on the New York Stock Exchange Composite Tape.

	High	Low
2012:
Third Quarter (through September 11, 2012)	$38.88	$33.48
Second Quarter	$34.20	$24.31
First Quarter	$29.32	$23.19

2011:
Fourth Quarter	$23.50	$13.68
Third Quarter	$23.91	$14.50
Second Quarter	$26.65	$20.90
First Quarter	$27.42	$22.21

2010:
Fourth Quarter	$23.48	$17.73
Third Quarter	$20.25	$15.19
Second Quarter	$25.44	$16.11
First Quarter	$23.73	$19.30

On September 11, 2012 the last reported sale price of our common stock on the New York Stock Exchange was $38.24 per share. As of June 30, 2012, the number of beneficial holders of our common stock was approximately 9,200.

We do not intend to declare dividends in the foreseeable future. We expect to retain earnings to finance the continuing development of our business. Future dividends, if any, will depend upon our financial condition, results of operations, capital requirements and compliance with debt covenants as well as other factors considered relevant by our board of directors. In addition, the agreements governing our outstanding debt limit our ability to pay dividends.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the six month period ended June 30, 2012 and for each of the years ended December 31, 2011, 2010, 2009, 2008 and 2007.

	Six Months Ended June 30, 2012		Year Ended December 31,
			2011		2010	2009		2008		2007
Ratio of Earnings to Fixed Charges (1)	0.8x	(2)	0.5x	(2)	1.2x		(2)		(2)		(2)

(1)	There was no outstanding preferred stock during the periods presented; therefore, the ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends were the same.

(2)	Earnings were not adequate to cover fixed charges by $5.4 million, $22.9 million, $134.9 million, $237.3 million and $408.7 million for the six months ended June 30, 2012 and for the years ended December 31, 2011, 2009, 2008 and 2007, respectively.

For additional information, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are incorporated into this prospectus by reference.

DESCRIPTION OF NOTES

General

We will issue the notes under a base indenture to be dated September , 2012 among Meritage, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture to be dated September , 2012 with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following summarizes the material provisions of the notes, the guarantees and the indenture but does not purport to be complete and is qualified by reference to all the provisions of the notes, the guarantees and the indenture, including the definitions of certain terms used in those documents. We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under “Incorporation of Certain Information by Reference.”

In this section entitled “Description of Notes,” when we refer to “Meritage,” “we,” “our” or “us,” we are referring to Meritage Homes Corporation, a Maryland corporation, and its successors, but not to any of its subsidiaries.

We will issue $100,000,000 (or $115,000,000 if the underwriters exercise their option to purchase additional notes in full) aggregate principal amount of notes. We will settle conversions of notes by delivering a number of shares of our common stock, per $1,000 principal amount of notes, equal to the conversion rate (together with a cash payment in lieu of any fractional share) as described below under “—Conversion of Notes—Settlement upon Conversion.” The notes will be issued only in denominations of $2,000 and in integral multiples of $1,000. The notes will mature on September 15, 2032, unless earlier converted by you, purchased by us at your option upon a repurchase date (as defined below) or upon the occurrence of a fundamental change (as defined below) or redeemed by us.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a Change of Control involving us or a termination in the trading of our common stock, except to the extent described under “—Purchase of Notes at Your Option upon a Fundamental Change,” “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” and “—Consolidation, Merger and Sale of Assets.”

The term “close of business” means 5:00 p.m., New York City time. The term “open of business” means 9:00 a.m., New York City time.

We may from time to time, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms (other than the date of issuance and, in some cases, the date from which interest will initially accrue) as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate

CUSIP number. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes.

We do not intend to list the notes on any securities exchange or automated dealer quotation system.

No sinking fund is provided for the notes.

Ranking

The notes will be our direct, unsecured and unsubordinated obligations. The notes will rank senior in right of payment to all our future obligations of Meritage that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all existing and future unsecured obligations of Meritage that are not so subordinated. Each note guarantee will be a general unsecured obligation of the Guarantor and will rank senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such note guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

The notes and each note guarantee will be effectively subordinated to secured indebtedness of Meritage and the applicable Guarantor to the extent of the value of the assets securing such indebtedness, ranking equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding and effectively subordinated to any future secured debt.

At June 30, 2012, after giving effect to the issuance of the notes, we would have had $696.1 million of indebtedness outstanding, of which $596.2 million would have been senior indebtedness.

Interest

We will pay interest on the notes at a rate of % per annum, payable semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a business day, the immediately following business day (each, an “interest payment date”), commencing March 15, 2013, to holders of record at the close of business on the preceding March 1 and September 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the Issue Date or from the most recent date to which interest has been paid or duly provided for. In the event of any notes’ maturity, conversion or purchase by us at the option of the holder thereof, interest will cease to accrue on those notes under the terms of and subject to the conditions of the indenture.

A “business day” is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

All references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Guarantees

Payment of principal of, premium, if any, and interest on the notes will be guaranteed, jointly and severally, on a senior basis by the Guarantors. As of the date of the issuance of the notes offered by this prospectus supplement, all of our subsidiaries will be Guarantors (except for Buckeye Land, L.L.C., Arcadia Ranch, L.L.C. and Sundance Buckeye, LLC). However, our future Financing Services Subsidiaries and Unrestricted Subsidiaries will not be required to guarantee the notes. See “—Additional Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

Each Guarantor will agree to pay, in addition to the amount stated above, any and all costs and expenses (including counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under the subsidiary guarantees. The subsidiary guarantees will be effectively subordinated to any secured Indebtedness of the applicable Guarantor.

The obligations of each Guarantor under its guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its note guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Guarantor under its note guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. However, this provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent conveyance law. Each Guarantor that makes a payment for distribution under its note guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

Additional Guarantees

If, after the Issue Date, Meritage or any Restricted Subsidiary shall acquire or create another Restricted Subsidiary, then Meritage shall cause such Subsidiary to:

(1) execute and deliver to the trustee (a) a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of Meritage’s obligations under the notes and the indenture and (b) a notation of guarantee in respect of its note guarantee; and

(2) deliver to the trustee one or more opinions of counsel that such supplemental indenture:

(a) has been duly authorized, executed and delivered by such Restricted Subsidiary and

(b) constitutes a valid and legally binding obligation of such Restricted Subsidiary enforceable in accordance with its terms.

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor then held by Meritage and the Subsidiaries, then that Guarantor will be released and relieved of any obligations under its note guarantee.

The guarantees with respect to a note are not convertible and will automatically terminate when that note is converted into common stock.

Optional Redemption

Prior to September 20, 2017, we may not redeem the notes. On or after September 20, 2017, and prior to the maturity date, we may at our option redeem all or part of the notes for cash at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, on not less than 30 days’ and no more than 60 days’ notice. However, if the redemption date is after a regular record date and on or prior to the corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the regular record date and the redemption price shall be equal to 100% of the principal amount of the notes.

You may convert notes or portions of notes called for redemption, until the close of business on the second business day prior to the redemption date.

If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis, provided that so long as the notes are represented by a global security, such selection shall be made by DTC in accordance with its applicable procedures. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

Conversion of Notes

General

At any time prior the close of business on the business day immediately preceding the stated maturity date, you may convert all or any portion of your notes at an initial conversion rate of                  shares of our common stock per $1,000 aggregate principal amount of notes (equivalent to an initial conversion price of approximately $             per share of common stock). The conversion rate and the corresponding conversion price will be subject to adjustment as described below under “—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” The conversion price of a note at any time is equal to $1,000 divided by the conversion rate in effect at such time. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price. A holder may convert fewer than all of such holder’s notes so long as the notes converted are in an integral multiple of $1,000 principal amount.

We will settle conversions of notes by delivering shares of our common stock, together with a cash payment in lieu of any fractional share, as described below under “—Settlement upon Conversion.”

Upon conversion of a note, a holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates as described below, and we will not adjust the conversion rate to account for accrued and unpaid interest. Except as described below, our settlement of conversions as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes; provided, however, that no such payment need be made (1) if we have specified a fundamental change purchase date following a fundamental change that is after a regular record date and on or prior to the corresponding interest payment date, (2) with respect to any notes surrendered for conversion following the regular record date immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of the shares of our common stock upon the conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

The transfer agent and registrar for our common stock is Computershare, Inc.

A “trading day” means a day on which (i) The New York Stock Exchange or, if our common stock is not listed on The New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading, in each case, with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or market, or, if our common stock is not so listed, any business day and (ii) a closing sale price for our common stock is available on such securities exchange or market.

Section 382 Limitation on Beneficial Ownership Upon Conversion

Notwithstanding the foregoing, no holder of notes will be entitled to receive shares of our common stock upon conversion, and any purported delivery of shares of our common stock upon conversion of notes will be void and of no effect, to the extent (but only to the extent) that such receipt or delivery would cause (i) such converting holder to become the owner of 4.9% or more of Meritage’s common stock (as provided in Meritage’s articles of incorporation) or (ii) the Percentage Stock Ownership (as such term is defined in Meritage’s articles of incorporation) in Meritage of any owner of 4.9% or more of Meritage’s common stock to increase, unless such converting holder has received prior approval of Meritage’s board of directors (the “Section 382 limitation”). If any delivery of shares of our common stock owed to a holder upon conversion of notes is not made, in whole or in part, as a result of the Section 382 limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after such delivery (i) would not result in such converting holder becoming an owner of 4.9% or more of Meritage’s common stock and (ii) would not cause the Percentage Stock Ownership in Meritage of any owner of 4.9% or more of Meritage’s common stock to increase and such converting holder gives notice thereof to us. In addition, as a common stockholder upon conversion of notes, such holder will be subject to the transfer restrictions of our articles of incorporation. See “Description of Capital Stock—Certain Provisions of our Articles of Incorporation and Bylaws—Articles of Incorporation” in the accompanying prospectus.

Settlement upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the conversion rate in effect immediately prior to the close of business on the relevant conversion date. No fractional shares will be issued upon conversion. Instead, we will pay cash in lieu of any fractional share based on the closing sale price of our common stock on the relevant conversion date. We refer to the shares of common stock (along with the cash payment in lieu of any fractional share) we are required to deliver as the “settlement amount.”

The “closing sale price” of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for The New York Stock Exchange or, if our common stock is not listed on The New York Stock Exchange, the principal U.S. national or regional securities exchange on which our common stock is listed for trading or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. (New York City time) on such date (or in either case the then-standard closing time for regular trading on the relevant exchange or trading system). If the closing sale price of our common stock is not so reported, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date, and with respect to the shares of common stock that are issuable upon such conversion, the person in whose name the certificate or certificates for such shares will be registered will be treated as the holder of record of such shares as of the close of business on the conversion date.

We will deliver the consideration due in respect of any conversion on the third business day immediately following the relevant conversion date.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below:

(1) If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we subdivide or combine our common stock, the conversion rate will be adjusted based on the following formula:

CR	=	CR0	×	OS OS0

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the “record date” (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

CR = the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be; and

OS = the number of shares of our common stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of common stock, as the case may be.

Any adjustment made under this clause (1) will become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be. If such dividend, distribution, subdivision or combination described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay such dividend or distribution or to effect such subdivision or combination, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or subdivision or combination had not been announced.

(2) If an ex-dividend date occurs for a distribution to all or substantially all holders of our common stock of any rights, options or warrants entitling them for a period of not more than 60 calendar days from the announcement date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, the conversion rate will be increased based on the following formula:

CR	=	CR0	×	OS0 + X OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR = the conversion rate in effect immediately after the close of business on the record date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the close of business on the record date for such distribution. To the extent that shares of common stock are not delivered after the exercise of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if the record date for such distribution had not occurred.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price that is less than the average of the closing sale prices of our common stock over the applicable 10 consecutive trading-day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by our board of directors or a duly authorized committee thereof.

(3) If an ex-dividend date occurs for a distribution (the “relevant distribution”) of shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock (excluding (i) dividends or distributions and rights, options or warrants as to which an adjustment was effected under clause (1) or (2) above; (ii) dividends or distributions paid exclusively in cash covered under clause (4) below; and (iii) spin-offs as defined below in this clause (3)), then the conversion rate will be increased based on the following formula:

CR	=	CR0	×	SP0 SP0 -FMV

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR = the conversion rate in effect immediately after the close of business on the record date for such distribution;

SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

Any increase made under the above portion of this clause (3) will become effective immediately after the close of business on the record date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if such distribution is not so paid or made, the conversion rate shall be readjusted to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, without having to convert its notes, the amount and kind of the relevant distribution that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been an ex-dividend date for a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR	=	CR0	×	FMV + MP0 MP0

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for the spin-off;

CR = the conversion rate in effect immediately after the close of business on the record date for the spin-off;

FMV = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of “closing sale price” set forth under “—Settlement upon Conversion” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period commencing on, and including, the effective date for the spin-off (such period, the “valuation period”); and

MP0 = the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be determined on the last day of the valuation period but will be given effect immediately after the close of business on the record date for the spin-off. In respect of any conversion during the valuation period for any spin-off, references within this clause (3) related to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the effective date for such spin-off to, but excluding, the relevant conversion date.

(4) If an ex-dividend date occurs for a cash dividend or distribution to all, or substantially all, holders of our outstanding common stock (other than any dividend or distribution in connection with our liquidation, dissolution or winding up), the conversion rate will be increased based on the following formula:

CR	=	CR0	×	SP0 SP0 -C

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR = the conversion rate in effect immediately after the close of business on the record date for such distribution;

SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we pay or distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, without having to convert its notes, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our common stock and, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR	=	CR0	×	AC + (OS x SP) OS0 x SP

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR = the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by our board of directors or a duly authorized committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender or exchange offer); and

SP = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be determined at the close of business on the tenth trading day immediately following, but excluding, the expiration date but will be given effect at the open of business on the trading day next succeeding the expiration date. In respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date. No adjustment pursuant to the above formula will result in a decrease of the conversion rate.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

To the extent that we have a rights plan in effect upon conversion of the notes (i.e., a poison pill), you will receive, in addition to the common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

To the extent permitted by applicable law and applicable listing rules of The New York Stock Exchange and any other securities exchange on which our securities are then listed, (i) we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days so long as the increase is irrevocable during the period and our board of directors determines that such increase would be in our best interest and (ii) we may (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar events. We must give at least 15 days’ prior notice of any such increase in the conversion rate.

You may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “United States Federal Tax Considerations” below for a relevant discussion.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Notwithstanding anything in this section to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments (1) when the cumulative net effect of all adjustments not yet made will result in a change of at least 1% of the conversion rate or (2) regardless of whether the aggregate adjustment is less than 1%, (i) upon any required purchases of the notes in connection with a fundamental change and (ii) upon any conversion of notes.

Whenever any provision of the indenture requires us to calculate the closing sale prices or the “stock price” for purposes of a make-whole adjustment event over a span of multiple days, the board of directors or a committee thereof will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date, expiration date or effective date of the event occurs, at any time during the period from which such closing sale prices or stock prices are to be calculated.

No adjustment to the conversion rate need be made for a given transaction if holders of the notes will be entitled to participate in that transaction, without conversion of the notes, on the same terms and at the same time as a holder of a number of shares of common stock equal to the principal amount of a holder’s notes divided by $1,000 and multiplied by the conversion rate would be entitled to participate.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then (i) we will not adjust the conversion rate pursuant to clauses above until the earliest these triggering events occurs; and (ii) we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

If we adjust the conversion rate pursuant to the above provisions, we will deliver to the conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based. In addition, we will issue a press release containing the relevant information (and make the press release available on our website).

Recapitalizations, Reclassifications and Changes to Our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale, assignment, conveyance, transfer, lease or other disposition to another person of our property and assets as an entirety or substantially as an entirety,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock (“reference property”), we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture, providing that, at and after the effective time of such transaction, holders of each $1,000 principal amount of notes will be entitled to convert their notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. The supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments set described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “—Purchase of Notes at Your Option upon a Fundamental Change” below, as the board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify the trustee and issue a press release containing the relevant information (and make the press release available on our website).

For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of recapitalizations, reclassifications, changes of our common stock, consolidations, mergers, combinations, binding share exchanges, sales, assignments, conveyances, transfers, leases or other dispositions that cause our common stock to be converted into or exchanged for the right to receive more than a single type of consideration because the holders of our common stock have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC and compliance with DTC’s then applicable conversion procedures or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. We will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax. We refer to the date a holder complies with the relevant procedures for conversion described above as the “conversion date.”

If you have submitted your notes for purchase upon a repurchase date or upon a fundamental change, you may only convert your notes if you withdraw your purchase notice prior to the repurchase date or the fundamental change purchase date, as applicable, as described below under “—Purchase of Notes at Your Option” and “—Purchase of Notes at Your Option upon a Fundamental Change.” If your notes are submitted for purchase upon a repurchase date or upon a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at the close of business on the business day immediately preceding such purchase date.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event

If the effective date of a “make-whole adjustment event” (as defined below) occurs prior to September 20, 2017 and if you elect to convert your notes at any time from, and including, the effective date of such “make-whole adjustment event” to, and including, the business day immediately preceding the related fundamental change purchase date, or if a make-whole adjustment event does not also constitute a fundamental change, the 40th scheduled trading day immediately following the effective date of such make-whole adjustment event (the “make-whole conversion period”), the conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders, the trustee and the conversion agent of the anticipated effective date of such make-whole adjustment event and issue a press release as soon as practicable after we first determine the anticipated effective date of such make-whole adjustment event (and make the press release available on our website). We will use our commercially reasonable efforts to give notice to holders of the anticipated effective date for a make-whole adjustment event at least 30 scheduled trading days prior to the anticipated effective date.

A “make-whole adjustment event” is (i) any “Change of Control” as described below under “—Purchase of Notes at Your Option Upon a Fundamental Change” (determined after giving effect to any exceptions or exclusions from such definition but without giving effect to the proviso in clause (4) of the definition thereof) and (ii) any “termination of trading” as described below under “—Purchase of Notes at Your Option Upon a Fundamental Change.”

The number of additional shares, if any, by which the conversion rate will be increased for conversions in connection with a make-whole adjustment event will be determined by reference to the table below, based on the date on which the make-whole adjustment event occurs or becomes effective, which we refer to as the “effective date,” and (1) the price paid per share of our common stock in the Change of Control in the case of a make-whole adjustment event described in the second clause of the definition of Change of Control, in the event that our common stock is acquired for cash, or (2) the average of the closing sale prices of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such other make-whole adjustment event, in the case of any other make-whole adjustment event. We refer to the amount determined under the first or second clause of the preceding sentence, as applicable, as the “stock price.”

The stock prices set forth in the first row of the table below (i.e., column headers) and the number of additional shares in the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted as described under “—Conversion of Notes—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate for each $1,000 principal amount of notes shall be increased based on the stock price and the effective date:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$
September , 2012
September 15, 2013
September 15, 2014
September 15, 2015
September 15, 2016
September 20, 2017

The exact stock price and effective date may not be set forth in the table above, in which case if the stock price is:

•	between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable;

•	in excess of $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased; and

•	less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased.

Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion rate as described under “—Conversion Rate Adjustments” above.

Purchase of Notes at Your Option

On each of September 15, 2017, September 15, 2022 and September 15, 2027 (each, a “repurchase date”), any holder may require us to repurchase for cash all or any portion of their outstanding notes for which that holder has properly delivered and not withdrawn a written repurchase notice. The repurchase price will equal 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant repurchase date. If the relevant repurchase date occurs after a regular record date and on or prior to the corresponding interest payment date, we will pay such interest on such interest payment date to the holder of record on the relevant regular record date and the repurchase price shall be equal to 100% of the principal amount of the notes.

In connection with the repurchase of notes, we will notify the trustee, the paying agent and the holders of notes, not less than 20 business days prior to each repurchase date, of their right to require us to repurchase their notes, the repurchase price, the last date on which a holder may exercise the repurchase right, the name and address of the paying agent, and the repurchase procedures that holders must follow to require us to repurchase their notes.

A holder may submit a repurchase notice to the paying agent (which initially will be the trustee) at any time from the open of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the business day immediately preceding such repurchase date. Any repurchase notice must:

•	comply with appropriate DTC procedures or, if certificated notes have been issued, the certificate numbers of the notes being withdrawn;

•	state the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	state that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw its repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must:

•	comply with appropriate DTC procedures or, if certificated notes have been issued, the certificate numbers of the holders’ notes to be delivered for repurchase;

•	state the principal amount of notes being withdrawn; and

•	state the principal amount of the notes, if any, that remain subject to the repurchase notice.

In connection with the repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e–4, Rule 14e–1 and any other tender offer rules under the Exchange Act, to the extent such rules are applicable;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and states securities laws.

To the extent that the provisions of such securities laws or regulations conflict with the repurchase provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the repurchase provisions of the notes by virtue of such compliance.

Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder effecting book–entry transfer of the notes or delivering certificated notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the relevant repurchase date and the time of book–entry transfer or delivery of certificated notes, together with such endorsements as may be necessary.

If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been delivered and not validly withdrawn in accordance with the terms of the indenture, then, on the applicable repurchase date:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price upon book-entry transfer or the notes or delivery of the notes).

We may not have sufficient funds to repurchase notes tendered by holders upon a repurchase date. In addition, the agreements governing our indebtedness may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibiting our purchase of the notes upon a repurchase date or providing that a repurchase constitutes an event of default under that agreement. If notes are tendered for repurchase on a repurchase date at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance our other indebtedness. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under other senior indebtedness then outstanding, if any.

Purchase of Notes at Your Option upon a Fundamental Change

If a fundamental change (as defined below) occurs, unless we have exercised our option to redeem the notes by notifying the holders to that effect as described above, you will have the option to require us to purchase for cash all or any portion of your notes in integral multiples of $1,000, on the day of our choosing that is not less than 20 or more than 35 business days after the occurrence of such fundamental change (such day, the “fundamental change purchase date”) at a purchase price (the “fundamental change purchase price”) equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to but excluding, the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date, and the price we are required to pay to the holder surrendering the note for purchase will be equal to 100% of the principal amount of notes subject to purchase and will not include any accrued and unpaid interest).

We will mail to the trustee and to each holder a written notice of the fundamental change within five business days after the occurrence of such fundamental change and issue a press release announcing the occurrence of such fundamental change (and make the press release available on our website). This notice shall state certain specified information, including:

•	the events causing the fundamental change;

•	the effective date of the fundamental change, and whether the fundamental change is a make-whole adjustment event;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the conversion rate and any adjustments to the conversion rate, and the procedures required for exercise of a holder’s right to convert its notes;

•	the procedures required for exercise of the purchase option upon the fundamental change, and the procedures required for withdrawal of any such exercise; and

•	the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent during the period between the delivery of the fundamental change notice and the close of business on the business day immediately preceding the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time until the close of business on the business day immediately preceding the fundamental change purchase date. If the notes are not in certificated form, the notice given by each holder (and any withdrawal notice) must comply with applicable DTC procedures.

A “fundamental change” means the occurrence of a Change of Control or a termination of trading.

A “Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing more than 50% of the voting power of the total outstanding voting stock of Meritage;

(2) any Permitted Holder has, or any Permitted Holders have, become the direct or indirect beneficial owners of our common equity representing more than 80%, in the aggregate, of the total outstanding voting stock of Meritage;

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of Meritage was approved by a vote of the majority of the directors of Meritage then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Meritage;

(4) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (B) any consolidation, merger, combination or binding share exchange of us pursuant to which our common stock will be converted into, or exchanged for, cash, stock, other securities, or other property or assets; or (C) any sale, assignment, conveyance, transfer, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided that a transaction described in clause (B) above pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis- à -vis each other immediately prior to such transaction will not constitute a “Change of Control”; or

(5) Meritage shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of Meritage.

However, notwithstanding the foregoing, a “Change of Control” will not be deemed to have occurred if at least 90% of the consideration paid for our common stock in a transaction or transactions described under clause (4) of the definition of “Change of Control” above, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following such transaction, and, as a result therefrom, such consideration becomes the reference property for the notes.

“Permitted Holders” means Steven J. Hilton, his wife and children, any corporation, limited liability company or partnership in which he has voting control and is the direct and beneficial owner of a majority of the Equity Interests and any trust for the benefit of him or his wife or children.

A “termination of trading” means our common stock (or reference property into which the notes are convertible) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors, a “permitted exchange”), or the announcement by any such exchange on which our common stock (or such reference property) is trading that our common stock (or such reference property) will no longer be listed or admitted for trading and will not be immediately relisted or readmitted for trading on any permitted exchange.

The term “all or substantially all” as used in the definition of Change of Control in respect of the sale, assignment, conveyance, transfer, lease or other disposition of the consolidated assets of us and our subsidiaries, taken as a whole, will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise, established definition of this phrase under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of the consolidated assets of us and our subsidiaries, taken as a whole.

We will be required to purchase notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and, if the fundamental change purchase date is after a regular record date and on or prior to the related interest payment date, the right of the record holder on such regular record date to receive the related interest payment).

In connection with any offer to purchase the notes in the event of a fundamental change, we will, in accordance with the indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws.

To the extent that the provisions of such securities laws or regulations conflict with the repurchase provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the repurchase provisions of the notes by virtue of such compliance.

Our obligation to pay the fundamental change repurchase price for notes for which a notice of exercise has been delivered and not validly withdrawn is conditioned upon the holder effecting book–entry transfer of the notes or delivering certificated notes, together with necessary endorsements, to the paying agent at any time after delivery of the notice of exercise. We will cause the repurchase price for the notes to be paid promptly following the later of the fundamental change repurchase date and the time of book–entry transfer or delivery of certificated notes, together with such endorsements as may be necessary.

No notes may be purchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date for such fundamental change (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

The fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Furthermore, holders may not be entitled to require us to purchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of clause (3) the definition of “Change of Control”.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. In addition, the agreements governing our indebtedness may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibiting our purchase of the notes upon a fundamental change or providing that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance our other indebtedness. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Consolidation, Merger and Sale of Assets

Meritage will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger that satisfies the requirements of clause (1) below with a Wholly Owned Restricted Subsidiary solely for the purpose of changing Meritage’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of Meritage or Meritage and its Restricted Subsidiaries (taken as a whole) or (b) adopt a plan of liquidation unless, in either case:

(1)	either:

(a)	Meritage will be the surviving or continuing Person; or

(b)	the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a plan of liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the trustee, all of the obligations of Meritage under the notes and the indenture; and

(2)	immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above, no default shall have occurred and be continuing.

Except as provided under the caption “—Guarantees,” no Guarantor may consolidate with or merge with or into another Person, whether or not affiliated with such Guarantor, unless:

(1) either:

(a)	such Guarantor will be the surviving or continuing Person; or

(b)	the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the trustee, all of the obligations of such Guarantor under the guarantee of such Guarantor and the indenture; and

(2) immediately after giving effect to such transaction, no default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of Meritage, will be deemed to be the transfer of all or substantially all of the assets of Meritage.

Upon any consolidation, combination or merger of Meritage or a Guarantor, or any transfer of all or substantially all of the assets of Meritage in accordance with the foregoing, in which Meritage or such Guarantor is not the continuing obligor under the notes or its guarantee, the surviving entity formed by such consolidation or into which Meritage or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Meritage or such Guarantor under the indenture, the notes and the guarantees with the same effect as if such surviving entity had been named therein as Meritage or such Guarantor and, except in the case of a conveyance, transfer or lease, Meritage or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the notes or in respect of its guarantee, as the case may be, and all of Meritage’s or such Guarantor’s other obligations and covenants under the notes, the indenture and its guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may merge into Meritage or another Restricted Subsidiary.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “Change of Control” permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1) we fail to pay the principal of any note when due;

(2) we fail to deliver the settlement amount owing upon conversion of any note within five calendar days;

(3) we fail to pay any interest on any note when due, and such failure continues for 30 days;

(4) we fail to pay the fundamental change purchase price of any note when due;

(5) we fail to provide timely notice of a fundamental change or a make-whole adjustment event in accordance with the terms of the indenture;

(6) we fail to perform any other covenant required of us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses

(1) through (5) above) and such failure continues for 30 days after notice of the failure has been given to Meritage by the trustee or by the holders of at least 25% of the aggregate principal amount of the notes then outstanding;

(7) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness (other than Non-Recourse Land Financing) of Meritage or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a)	is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

(b)	results in the acceleration of such Indebtedness prior to its express final maturity or

(c)	results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness,

And in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates (i) $15.0 million or more or (ii) such lesser amount as may be applicable to the corresponding event of default in any other capital markets Indebtedness (other than Non-Recourse Land Financing) of Meritage or any of its Restricted Subsidiaries which is outstanding on the Issue Date;

(8) one or more judgments or orders that exceed (i) $15.0 million or (ii) such lesser amount as may be applicable to the corresponding event of default in any other capital market Indebtedness (other than Non-Recourse Land Financing) of Meritage or any of its Restricted Subsidiaries which is outstanding on the Issue Date, in each case, in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against Meritage or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(9) Meritage or any Significant Subsidiary pursuant to or within the meaning of any bankruptcy law:

(a)	commences a voluntary case,

(b)	consents to the entry of an order for relief against it in an involuntary case,

(c)	consents to the appointment of a custodian of it or for all or substantially all of its assets, or

(d)	makes a general assignment for the benefit of its creditors;

(10) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(a)	is for relief against Meritage or any Significant Subsidiary as debtor in an involuntary case,

(b)	appoints a custodian of Meritage or any Significant Subsidiary or a custodian for all or substantially all of the assets of Meritage or any Significant Subsidiary, or

(c)	orders the liquidation of Meritage or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(11) any guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its note guarantee (other than by reason of release of a Guarantor from its note guarantee in accordance with the terms of the indenture and the note guarantee).

If an Event of Default (other than an Event of Default specified in clause (9) or (10) above with respect to Meritage), shall have occurred and be continuing under the indenture, the trustee, by written notice to Meritage, or the holders of at least 25% in aggregate principal amount of the notes then outstanding by written notice to Meritage and the trustee, may declare all amounts owing under the notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture. If an Event of Default specified in clause (9) or (10) with respect to Meritage occurs, all outstanding notes shall become due and payable without any further action or notice.

Notwithstanding the foregoing, if we so elect, the sole remedy under the indenture for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our reporting obligations to the trustee and the SEC, as described under “—Reports” below, will, for the 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% of the principal amount of the notes per annum for each day during the first 90 days after the occurrence of such an event of default and 0.50% of the principal amount of the notes per annum for each day from the 91st day through the 180th day following the occurrence of such an event of default. The additional interest will accrue on all outstanding notes from, and including, the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but excluding, the 181st day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If the event of default is continuing on the 181st day after an event of default relating to a failure to comply with the reporting obligations described above first occurs, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the fifth business day prior to the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

(1)	the holder has previously given the trustee written notice of a continuing event of default;

(2)	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

(3)	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date, the right to convert the note or to receive the consideration due upon conversion or the right of a beneficial owner to exchange its beneficial interest in a global security representing notes for a physical note if an event of default has occurred and is continuing, in each case, in accordance with the indenture.

Generally, the holders of at least a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

(1)	we fail to pay the principal of or any interest on any note when due;

(2)	we fail to deliver the consideration due upon conversion of any note within the time period required by the indenture; or

(3)	we fail to comply with any of the provisions of the indenture the modification of which would require the consent of the holder of each outstanding note affected.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and (ii) within 30 days after the occurrence thereof, written notice of any events that would constitute defaults, their status and what action we are taking or propose to take in respect thereof.

Payments of the fundamental change purchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and Waiver

We, the Guarantors and the trustee may amend or supplement the indenture with respect to the notes with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive any existing default or our compliance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

(1)	change the stated maturity of the principal of or any interest on the notes;

(2)	reduce the principal amount of or interest on the notes;

(3)	reduce the amount of principal payable upon acceleration of the maturity of the notes;

(4)	change the currency of payment of principal of or interest on the notes or change any note’s place of payment;

(5)	impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the notes;

(6)	modify the provisions with respect to the purchase rights of the holders as described above under “—Purchase of Notes at Your Option upon a Fundamental Change” in a manner adverse to holders of notes;

(7)	change the ranking of the notes;

(8)	adversely affect the right of holders to convert notes, or reduce the conversion rate; or

(9)	reduce the percentage required for modification, amendment or waiver of any provisions of the indenture.

We, the Guarantors and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders of the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture;

(3)	add additional guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not adversely affect the rights of any holder;

(7)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(8)	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or depositing with the trustee or delivering to the holders, as applicable, after all outstanding notes have become due and payable, whether at the stated maturity, at any repurchase date or fundamental change purchase date, on a redemption date or upon conversion (and determination of related settlement amounts) or otherwise, cash and/or (in the case of conversion) shares of common stock, sufficient to pay all of the outstanding notes or satisfy our conversion obligations, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Defeasance

The notes will not be subject to defeasance.

Transfer, Exchange and Conversion

We will maintain an office in New York City where the notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the trustee. No service charge will be imposed by us, the trustee or the security registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for purchase or conversion except for any portion of that note not being purchased or converted, as the case may be.

We reserve the right to:

(1)	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

(2)	appoint additional paying agents or conversion agents; or

(3)	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global securities representing the notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The security registrar, paying agent and conversion agent (if other than the trustee) will forward to the trustee any notes surrendered to them by holders for transfer, exchange, payment or conversion. All notes delivered to the trustee shall be cancelled promptly by the trustee in the manner provided in the indenture and may not be reissued or resold. No notes shall be authenticated in exchange for any notes cancelled, except as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or by tender offer at any price or by private agreement. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Reports

So long as any notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and the holders of the notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all quarterly and annual financial information required to be contained in Forms 10-Q and 10-K and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the trustee and the holders of the notes as of the time such documents are filed via EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We and our agents will be responsible for making many of the calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the closing sale price of our common stock, any adjustments to the conversion rate, the consideration deliverable in respect of any conversion and accrued interest payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee on our behalf (and we will make any notice we are required to give to holders available on our website).

No Stockholder Rights for Holders of Notes

Holders of notes, as such, will not have any rights as stockholders of Meritage (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

No Personal Liability of Directors Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of ours will have any liability for any obligations of ours under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Governing Law

The indenture provides that it, the notes and the guarantees, and any claim, controversy or dispute arising under or related to the indenture, the notes or the guarantees, will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Wells Fargo Bank, National Association has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and our affiliates with the same rights as if it were not trustee.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms

“Bankruptcy Event” means the commencement of any case under the Bankruptcy Code (Title 11 of the United States Code) or the commencement of any other bankruptcy, reorganization, receivership, or similar proceeding under any federal, state or foreign law or by or against any Person for whom Meritage or a Restricted Subsidiary has executed a Springing Guarantee for the benefit of such Person; provided, however, that the filing of an involuntary case against such Person shall only be a Bankruptcy Event if: (i) such involuntary case is filed in whole or in part by Meritage or a Restricted Subsidiary, any member in such Person which is an affiliate of Meritage or a Restricted Subsidiary, or any other affiliate of Meritage or a Restricted Subsidiary, or (ii) Meritage or a Restricted Subsidiary, any member in such Person which is an affiliate of Meritage or a Restricted Subsidiary, or any other affiliate of Meritage or a

Restricted Subsidiary shall in any way induce or participate in the filing, whether directly or indirectly, of an involuntary bankruptcy case against such Person or any other Person, and such involuntary case or proceeding is not dismissed with prejudice within 120 days of the filing thereof.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Financial Services Subsidiary” means a Subsidiary engaged exclusively in mortgage banking (including mortgage origination, loan servicing, mortgage brokerage and title and escrow businesses), master servicing and related activities, including, without limitation, a Subsidiary which facilitates the financing of mortgage loans and mortgage-backed securities and the securitization of mortgage-backed bonds and other activities ancillary thereto.

“Guarantors” means each Restricted Subsidiary of Meritage on the Issue Date, and each other Person that is required to become a Guarantor by the terms of the indenture after the Issue Date, in each case, until such Person is released from its guarantee.

“Indebtedness” means:

(1) any liability of any person:

(A) for borrowed money, or

(B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or

(C) for the payment of money relating to a Capitalized Lease Obligation, or

(D) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(2) any liability of others described in the preceding clause (1) that such person has guaranteed or that is otherwise its legal liability; provided, however, that a Springing Guarantee shall not be deemed to be Indebtedness under this clause (2) until the earliest to occur of (a) the demand by a lender for payment under such Springing Guarantee, (b) the occurrence or failure to occur of any event, act or circumstance that, with or without the giving of notice and/or passage of time, entitles a lender to make a demand for payment thereunder or (c) a Bankruptcy Event;

(3) all Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such

Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; and

(4) any amendment, supplement, modification, deferral, renewal, extension or refunding or any liability of the types referred to in clauses (1), (2) and (3) above.

“Issue Date” means , 2012.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Non-Recourse Land Financing” means any Indebtedness of Meritage or any Restricted Subsidiary for which the holder of such Indebtedness has no recourse, directly or indirectly, to Meritage or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which Meritage or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other Liens or other recourse obligations or liabilities in respect of specific land or other real property interests of Meritage or such Restricted Subsidiary; provided that recourse obligations or liabilities of Meritage or such Restricted Subsidiary solely for indemnities, covenants (including, without limitation, performance, completion or similar covenants), or breach of any warranty, representation or covenant in respect of any Indebtedness, including liability by reason of any agreement by Meritage or any Restricted Subsidiary to provide additional capital or maintain the financial condition of or otherwise support the credit of the Person incurring the Indebtedness, will not prevent Indebtedness from being classified as Non-Recourse Land Financing.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Redeemable Capital Stock” means any capital stock of Meritage or any Subsidiary that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the notes or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

“Restricted Subsidiary” means any Subsidiary of Meritage, which is not: (i) a Financial Services Subsidiary or (ii) an Unrestricted Subsidiary.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act of 1933 as such regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (9) or (10) under “Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Springing Guarantee” means a guarantee by a Person which by its express terms does not become effective until the occurrence of a Bankruptcy Event.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or comparable governing body thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of Meritage.

“Unrestricted Subsidiary” means a Subsidiary designated by Meritage (evidenced by resolutions of the Board of Directors of Meritage, delivered to the trustee certifying compliance with this definition) as a Subsidiary resulting from any investment (including any guarantee of indebtedness) made by Meritage or any Restricted Subsidiary of Meritage in joint ventures engaged in homebuilding, land acquisition or land development businesses and businesses that are reasonably related thereto or reasonable extensions thereof with unaffiliated third parties; provided that the aggregate amount of investments in all Unrestricted Subsidiaries shall not exceed (i) $15 million or (ii) such lesser amount as may be applicable to the corresponding investment limitation in any other capital markets Indebtedness (other than Non-Recourse Land Financing) of Meritage or any of its Restricted Subsidiaries which is outstanding on the Issue Date (with the amount of each investment being calculated based upon the amount of investments made on or after the date such joint venture becomes a Subsidiary) (the “Investment Basket”); provided, further that if Meritage subsequently designates a Subsidiary, which previously had been designated an Unrestricted Subsidiary, to be a Restricted Subsidiary (evidenced by resolutions of the Board of Directors of Meritage, delivered to the trustee certifying compliance with this definition) and causes such Subsidiary to comply with provisions set forth under the covenant “Guarantees— Additional Guarantees”, then the amount of any investments in such Unrestricted Subsidiary made on or after the date such joint venture became a Subsidiary shall be credited against the Investment Basket (up to a maximum amount of (i) $15 million or (ii) such lesser amount as may be applicable to the corresponding investment limitation in any other capital markets Indebtedness (other than Non-Recourse Land Financing) of Meritage or any of its Restricted Subsidiaries which is outstanding on the Issue Date). As of the Issue Date, Buckeye Land, L.L.C., Arcadia Ranch L.L.C. and Sundance Buckeye, LLC are designated as Unrestricted Subsidiaries.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by Meritage or through one or more Wholly Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Book-Entry Procedures for the Global Securities

We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, (i) DTC will exchange the global security for certificated securities that it will distribute to its participants if (a) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days; or (b) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (ii) if an event of default with respect to the notes has occurred and is continuing and any beneficial owner requests that its notes be issued in physical, certificated form, DTC will exchange the corresponding portion of the global security for a physical, certificated security, which it will distribute to such beneficial owner.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of its or our respective agents will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) and certain U.S. federal estate tax consequences to Non-U.S. Holders relevant to the purchase, ownership and disposition of the notes and of the ownership and disposition of common stock received upon a conversion of the notes, but does not purport to be a complete analysis of all potential tax consequences. This discussion only applies to initial holders of notes who purchase notes at the “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. This discussion assumes that each holder holds the notes and common stock received upon a conversion of the notes as a capital asset (generally, an asset held for investment).

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in stock and securities or foreign currencies;

•	traders in securities who elect the mark-to-market method of accounting for their securities;

•	personal holding companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons holding notes or common stock as part of a hedge, straddle, conversion or other integrated or risk reduction transaction;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	S corporations;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes and investors therein;

•

persons that own, or are deemed to beneficially own, more than 5% of the fair market value of the notes or persons that, on the date of acquisition of the notes, own notes with a fair market value of more than 5% of the fair market value of our common stock;

•	persons subject to the alternative minimum tax; or

•	United States expatriates.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). The summary does not address federal tax consequences other than income tax and certain estate tax consequences (for example, not addressing Medicare contribution tax consequences) or any state, local or foreign tax consequences.

Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. We have not sought, nor will we seek, any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or common stock or that any such position would not be sustained.

Additional Amounts

In certain circumstances (see “Description of Notes”), we may be obligated to pay amounts in excess of the stated interest and principal payable on the notes, which may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments” which, if applicable, would affect timing, amount of change of income with respect to the notes. We believe there is only a remote possibility that we will be obligated to make any such contingent payments on the notes and/or any such payments should be considered incidental, and we therefore intend to take the position that the notes should not be treated as contingent payment debt instruments. Our determination in this regard, while not binding on the IRS, is binding on each U.S. Holder unless such U.S. Holder discloses a contrary position to the IRS in the manner that is required by applicable Treasury regulations. If the IRS successfully challenges this position, and treats the notes as contingent payment debt instruments, U.S. Holders might, among other consequences, be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat any gain recognized on the sale or other taxable disposition of a note (including any gain realized on the conversion of a note) as ordinary income rather than as capital gain. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Potential investors are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Prospective investors should consult their own independent tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local foreign or other tax laws, including gift and estate tax laws and any applicable tax treaty.

U.S. Holders

As used herein, “U.S. Holder” means a beneficial owner of a note or common stock who or that is for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, it has elected to continue to be treated as a U.S. person.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes or common stock, you should consult your tax advisor.

United States Federal Tax Considerations for U.S. Holders

Interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holders method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange or redemption of a note (other than a conversion solely into common stock, as described in “—Conversion of the Notes” below), a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest, which is taxable as ordinary income if not previously included in income) and (2) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor, plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in “—Constructive Distributions” below. Such recognized gain or loss generally will be capital gain or loss, and if the U.S. Holder is a non-corporate holder that has held the note for more than one year, such capital gain will generally be subject to tax at long-term capital gain rates. A U.S. Holder’s ability to deduct capital losses may be limited.

Conversion of the Notes

A U.S. Holder will not recognize any income, gain or loss upon such conversion of a note, except with respect to any cash received in lieu of a fractional share of stock (which will be taxed as described below) and with respect to any common stock attributable to accrued interest (which will be treated as described under “—Interest” above). A U.S. Holder’s tax basis in the stock received (or deemed received) upon conversion generally will equal such holder’s tax basis in the note converted (other than any stock attributable to accrued interest), and the U.S. Holder’s holding period for such common stock generally would include the period during which the U.S. Holder held the note.

Any common stock received by a U.S. Holder upon conversion of notes attributable to accrued interest will be taxed as ordinary income to the extent not previously so taxed. A U.S. Holder’s tax basis in such common stock will equal the fair market value of such stock when received and the holding period in such common stock will begin the day after the date of conversion. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share of our common stock generally will be equal to the difference between the amount of cash a U.S. Holder received in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the common stock received in the conversion that is properly allocable to the fractional share. A U.S. Holder’s tax basis in a fractional share will be determined by allocating such holder’s tax basis in the common stock between the common shares received upon conversion and the fractional share, in accordance with their respective fair market value.

Constructive Distributions

An increase in the conversion rate of convertible debt instruments such as the notes may, in certain circumstances that increase a holder’s proportionate interest in our assets or earnings and profits, be deemed to be constructive distributions. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be considered to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of taxable dividends to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes will be deemed to have received constructive distributions in amounts based on the value of such holders’ increased interests in our equity resulting from such adjustments, even though they have not received any cash or property as a result of such adjustments. It is unclear, however, whether such deemed distributions would be eligible for the dividend-received deduction applicable to certain dividends paid to corporate holders. Generally, a U.S. Holder’s adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. An increase in the conversion rate for notes converted in connection with a make-whole fundamental change may also be treated as a taxable constructive distribution.

U.S. Holders should consult their own tax advisors concerning the potential for and tax consequences of receiving constructive distributions, including any potential consequences of such distributions for the adjusted tax basis and holding period of their common stock.

Distributions on Common Stock

Distributions, if any, other than certain pro rata distributions of common stock, paid or deemed paid on our common stock generally will be treated as dividends to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Subject to certain eligibility requirements and limitations (including holding periods), dividends paid to corporate U.S. Holders will qualify for the dividend-received deduction, if applicable. Distributions on our common stock that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, reducing the holder’s tax basis in the shares of common stock and, thereafter, as a capital gain from the sale or exchange of such stock.

Sale, Exchange or Other Disposition of Common Stock

Upon the sale, exchange or other taxable disposition of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the cash and the fair market value of any property received for the common stock and (2) such U.S. Holder’s adjusted tax basis in the common stock. The holder’s adjusted tax basis and holding period in the common stock received upon conversion will be determined in the manner described above under “—Conversion of the Notes.” Any capital gain or loss recognized by a holder of common stock will be long-term capital gain or loss if the holding period attributable to such common stock is more than one year at the time of such sale or exchange. Long-term capital gain of a non-corporate U.S. Holder is eligible for a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be furnished to U.S. Holders and filed with the IRS in connection with payments on the notes, dividends on our common stock (including constructive distributions on the notes treated as dividends) and the proceeds from a sale or other disposition of the notes or our common stock, unless the U.S. Holder is an exempt recipient such as a corporation. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures (e.g., provides us or our paying agent with the appropriate documents such as an IRS Form W-9) or otherwise establish an exemption from backup withholding. The amount of any backup payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information and returns are timely furnished to and filed with the IRS.

United States Federal Income and Estate Tax Considerations for Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder. For these purposes, a “Non-U.S. Holder” is a beneficial owner of a note or common stock (other than a partnership) that is not a U.S. Holder as defined above.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes or common stock, you should consult your tax advisor.

Interest

Subject to the discussion of backup withholding below, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•

such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of the Code and applicable Treasury regulations;

•	such holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	such holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•	such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	we, or our paying agent, receive appropriate documentation (generally an IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or a reduced treaty rate) on payments of interest on the notes.

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, subject to the provisions of an applicable income tax treaty, such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate on its effectively connected earnings and profits). If interest is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI or, under certain circumstances, W-8BEN).

Sale, Exchange or Other Disposition of the Notes or Shares of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a note or shares of our common stock generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, subject to an applicable income tax treaty providing otherwise;

•	such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and certain other conditions are satisfied; or

•

we are or have been a U.S. real property holding corporation (“USRPHC”) as defined below, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.

Except to the extent that an applicable income tax treaty provides otherwise, a Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate on its effectively connected earnings and profits).

Except to the extent that an applicable income tax treaty provides otherwise, a Non-U.S. Holder described in the second bullet point above will generally be subject to a flat 30% tax on the gain derived from the disposition of the notes or common stock, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States.

With respect to the third bullet point above, we believe, based on the current and potential future composition of our assets, that we are currently and will continue to be a USRPHC. In general, a U.S. corporation is classified as a USRPHC if the fair market value of its interests in U.S. real property equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests, plus any other assets used or held for use in its trade or business.

Under the US federal income tax laws, in particular the Foreign Investments in Real Property Tax Act (“FIRPTA”), a “United States real property interest (“USRPI”) generally includes an interest (other than an interest solely as a creditor) in a USRPHC. As such, and based on the assumptions above, we believe that each of the notes and shares of our common stock will be treated as a USRPI unless an applicable exception applies.

In general, a Non-U.S. Holder that disposes of a USRPI may be required to pay U.S. federal income tax with respect to such disposition (the “FIRPTA tax”). In addition, any person that acquires a USRPI from a Non-U.S. Holder may be required to deduct a U.S. federal withholding tax, generally equal to 10% of the gross proceeds paid to the Non-U.S. Holder (the “FIRPTA withholding”). A Non-U.S. Holder that is subject to the FIRPTA tax will be required to timely file a U.S. federal income tax return reporting any required amounts as income effectively connected with the conduct of a U.S. trade or business, and pay any FIRPTA tax, to the extent not previously withheld pursuant to FIRPTA withholding, due upon the filing of such return (or, depending upon the circumstances, earlier through estimated payments).

The notes held by a Non-U.S. Holder will not be considered USRPIs (and therefore neither the FIRPTA tax nor FIRPTA withholding will apply to a disposition of such notes by such Non-U.S. Holder) if either (1) our common stock will continue to be considered to be regularly traded on an established securities market and the fair market value of the notes owned, actually or constructively, by the Non-U.S. Holder on the date the notes were acquired did not exceed the fair market value of 5% of our outstanding common stock or (2) our common stock is regularly traded on an established securities market at any time during the calendar year of a disposition of the notes, the notes are considered regularly traded on an established securities market and, at all times during the shorter of the five-year period preceding the disposition date or the Non-U.S. Holder’s holding period of such notes, the Non-U.S. Holder owns, actually or constructively, no more than 5% of the outstanding notes.

Assuming that our common stock will continue to be considered to be regularly traded on an established securities market, the common stock held by a Non-U.S. Holder will not be considered USRPIs (and therefore the FIRPTA tax will not apply to a disposition of such stock by such Non-U.S.

Holder) if at all times during the shorter of the five-year period preceding the disposition date or the Non-U.S. Holder’s holding period of such stock, the Non-U.S. Holder owns, actually or constructively, no more than 5% of our outstanding common stock.

Assuming that our common stock will continue to be considered to be regularly traded on an established securities market, no FIRPTA withholding will apply on the disposition of our common stock by a Non-U.S. Holder.

Non-U.S. Holders are urged to consult with their own tax advisors as to whether (i) the sale, exchange, redemption or conversion of the notes or (ii) any sale, exchange or redemption of the common stock, may be subject to U.S. federal income tax or withholding under FIRPTA. If FIRPTA tax or FIRPTA withholding is not required, then any amounts overwithheld by us or other purchasers generally will be refunded or credited against such Non-U.S. Holder’s U.S. federal income tax liability provided the required forms, information and returns are timely furnished to and filed with the IRS.

Conversion of the Notes

A Non-U.S. Holder’s conversion of a note solely for common stock will be treated in a manner similar to that described in “—U.S. Holders—Conversion of the Notes” except to the extent a holder receives cash or common stock attributable to accrued interest (which will be taxable as ordinary income to the extent not previously so taxed) and except to the extent a holder receives cash in lieu of a fractional share of stock (which will be treated as if such fractional share had been received and then sold, and such sale will be taxable as described under “—Sale, Exchange or Redemption of Notes”).

Dividends and Constructive Distributions

Dividends (including deemed dividends on the notes described above under “—U.S. Holders—Constructive Distributions”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In the case of a deemed dividend, because such deemed dividends will not give rise to any cash from which any applicable withholding tax can be satisfied, a Non-U.S. Holder may be subject to withholding from subsequent cash payments of interest or from cash or shares of our common stock otherwise deliverable to a Non-U.S. Holder upon conversion, redemption or repurchase of a note. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident unless an applicable income tax treaty provides otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a reduced treaty rate).

Information Reporting and Backup Withholding

Information returns will be furnished to Non-U.S. Holders and filed with the IRS in connection with payments on the notes and the common stock and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax or information sharing treaty. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock, and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above (i.e., submission to us or our paying agent the appropriate documentation, such as IRS Form W-8 BEN) will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information and returns are timely furnished to and filed with the IRS.

U.S. federal estate tax

Although not entirely free from doubt, a non-U.S. Holder (as specifically defined for U.S. federal estate tax purposes) should not be subject to U.S. federal estate tax on notes beneficially owned by such non-U.S. Holder at the time of his or her death, provided that any payment to such holder on the notes would be eligible for the “portfolio interest exception” described above under “—Interest” without regard to the certification requirement. However, common stock held by such non-U.S. Holder at the time of his or her death will be included in his or her gross estate subject to U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Legislation Relating to Withholding on Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined in this legislation) and certain other non-U.S. entities (including financial intermediaries). Under this legislation, failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of interest, dividends and sales proceeds of any property of a type which can produce U.S. source interest or dividends to foreign intermediaries and certain Non-U.S. Holders. The legislation imposes a 30% withholding tax on interest, dividends, or gross proceeds from the sale or other disposition of common stock or notes paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. While the notes will be issued after the grandfather date in the legislation, the IRS has issued proposed regulations under which debt instruments issued prior to January 1, 2013 will be exempt from these rules. If finalized in their current form, these regulations would therefore generally provide an exception to these rules for the notes (but not our common stock). Under certain transition rules, any obligation to withhold under the legislation with respect to payments of interest on the notes and payments of dividends on common stock will not begin until January 1, 2014 and with respect to the gross proceeds of a sale or other disposition of the notes or our common stock will not begin until January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the representatives of the underwriters below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name:

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total		$100,000,000

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if they buy any of them. The underwriting agreement provides that the obligations of the underwriters are subject to approval of legal matters by their counsel, and other conditions, such as the receipt by the underwriters of officer’s certificates and legal opinions. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect to those liabilities.

We have granted to the underwriters an option to purchase up to an additional $15,000,000 aggregate principal amount of notes from us at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of the prospectus supplement. This option is exercisable for a period of 30 days. If the underwriters exercise their option to purchase additional notes, the underwriters have severally agreed, subject to conditions, to purchase from us notes in approximately the same proportion as set forth in the table above.

The underwriters propose to offer the notes directly to the public initially at the offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the notes to securities dealers at that price less a concession not in excess of     % of the principal amount of the notes. The underwriters reserve the right to reject any order for the purchase of notes.

We for a period of 60 days from the date of this prospectus supplement, and our executive officers and directors, for a period of 45 days from the date of this prospectus supplement, have agreed that we and they will not, without the prior written consent of Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, except (1) issuances by us pursuant to our employee benefit plans or pursuant to the exercise of employee or director stock options outstanding on the date hereof or in connection with acquisitions and (2) for limited exceptions in the case of our executive officers and directors (such as bona fide gifts and transfers to trusts). The representatives in their sole discretion may release any of the securities subject to these lock-up provisions at any time without notice.

The following table provides information regarding the per note and total underwriting discounts and commissions to be paid by us to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to its additional $15,000,000 aggregate principal amount of notes from us.

	No Exercise of Option to Purchase Additional Notes	Full Exercise of Option to Purchase Additional Notes
Per Note	$	$
Total	$	$

We estimate that our expenses in connection with the sale of the notes, other than underwriting discounts, will be approximately $750,000. This estimate includes expenses related to the rating agency, printing, trustee, paying agent conversion agent, and legal and accounting fees, among other expenses.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option to purchase additional notes, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	“Covered” short sales are sales of notes in an amount up to the number of notes represented by the underwriters’ option to purchase additional notes.

•	“Naked” short sales are sales of notes in an amount in excess of the number of notes represented by the underwriters’ option to purchase additional notes.

•

Covering transactions involve purchases of notes either pursuant to the underwriters’ option to purchase additional notes or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase notes in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase notes in the open market after the distribution has been completed or must exercise their option to purchase additional notes. In determining the source of notes to close the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes by exercising their option to purchase additional notes.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with this offering, the underwriters (or their affiliates) may, for their own accounts, enter into asset swaps, credit derivatives or other derivative transactions relating to the notes and/or the shares of our common stock issuable upon conversion of the notes at the same time as the offer and sale of the notes or in secondary market transactions. Such transactions may be entered into with our affiliates. As a result of such transactions, the underwriters may hold long or short positions in such notes or derivatives or in the shares of our common stock issuable upon conversion of the notes. These transactions may comprise a substantial portion of the offering and no disclosure will be made of any such positions. In addition, the underwriters (or their affiliates) may have purchased notes and been allocated the notes for asset management and/or proprietary purposes and not with a view to distribution.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a portion of notes to underwriters for sale to their online brokerage account holders. The representatives will allocate notes to underwriters that may make Internet distributions on the same basis as other allocations. In addition, notes may be sold by the underwriters to securities dealers who resell notes to online brokerage account holders. Other than the prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement.

Each institutional purchaser in California who buys a note from an underwriter will be deemed to have represented that such purchaser is purchasing for its own account (or for an account for which it acts as trustee) for investment and not with a view to or for sale in connection with any distribution of the notes.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offer of notes contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The notes will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The notes are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorised financial adviser.

Certain of the underwriters and their affiliates have or may in the future engage in transactions with, and perform services for, us and our affiliates in the ordinary course of business, for which they have received and may receive customary fees and reimbursement of expenses including, but not limited to, participation as lenders, administrative agent and book running managers for our recent unsecured revolving credit facility and senior notes offering.

Our shares of common stock are traded on the New York Stock Exchange under the symbol “MTH.”

LEGAL MATTERS

The validity of the notes issued in this offering will be passed upon for us by Snell & Wilmer L.L.P., Phoenix, Arizona and Venable LLP, Baltimore, Maryland. Certain legal matters in connection with this offering will be passed upon for the underwriters by the law firm of Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from Meritage Homes Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Meritage Homes Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and until we sell all the securities offered by this prospectus supplement, other than portions of those documents that are furnished under Items 2.02 and 7.01 of a Current Report on Form 8-K. We also incorporate by reference the following documents, which we have already filed with the SEC:

Filing	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2011	February 24, 2012
Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012	May 3, 2012
Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012	August 1, 2012
Proxy Statement on Schedule 14A	April 3, 2012
Current Report on Form 8-K	January 5, 2012
Current Report on Form 8-K	January 27, 2012
Current Report on Form 8-K	March 27, 2012
Current Report on Form 8-K	March 28, 2012
Current Report on Form 8-K	April 10, 2012
Current Report on Form 8-K	April 24, 2012
Current Report on Form 8-K	May 25, 2012
Current Report on Form 8-K	July 9, 2012
Current Report on Form 8-K	July 10, 2012
Current Report on Form 8-K	July 25, 2012
Current Report on Form 8-K	September 6, 2012
Current Report on Form 8-K	September 12, 2012

In addition, we incorporate by reference the description of Meritage Homes Corporation’s capital stock contained in Form 8-A of Emerald Mortgage Investments Corporation (a predecessor of Meritage Homes Corporation) filed on July 7, 1988, including any amendment or report filed to update such description.

Any information in this prospectus supplement, the accompanying prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement, the accompanying prospectus, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus supplement or in the accompanying prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus supplement or the accompanying prospectus.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus supplement or the document that is incorporated by reference in this prospectus supplement. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Meritage Homes Corporation

17851 N. 85th Street, Suite 300

Scottsdale, Arizona 85255

Attn: Investor Relations

(480) 515-8100

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issues that file electronically with the SEC at http://www.sec.gov. Our website is http://www.meritagehomes.com. The information on our website is not part of this prospectus supplement.

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Warrants

Guarantees of Debt Securities

This prospectus describes some of the general terms that may apply to these securities. We will provide specific terms of these securities in supplements to this prospectus at the time we offer or sell any of these securities. You should read this prospectus and any supplement to this prospectus carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “MTH.”

Investing in our securities involves a high degree of risk. See “Risk Factors,” on page 13 of our Form  10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission and the applicable prospectus supplement for a discussion of certain factors that should be considered in evaluating an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2012.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to provide you with any information other than the information incorporated by reference or provided in this prospectus or any prospectus supplement. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated or deemed to be incorporated by reference in this prospectus is accurate as of any date other than the date of that document.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this prospectus or incorporated herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In general, “forward-looking statements” can be identified by use of words such as “expect,” “believe,” “estimate,” “project,” “forecast,” “anticipate,” “plan,” “intend,” “may,” “will,” “could,” and “should” and similar expressions. Our forward-looking statements may address such matters as, but are not limited to, statements concerning our belief that we have ample liquidity; our intentions and the expected benefits of our Meritage Forward and Meritage Green strategies and initiatives as well as our land positioning strategies; our perceptions that the homebuilding market has stabilized; our expectations for 2012, including that we expect margin improvement in California; the extent and magnitude of our exposure to defective Chinese drywall and the sufficiency of our reserves relating thereto; our delivery of substantially all of our backlog existing as of year-end; management estimates regarding future impairments and joint venture exposure, including our exposure to joint ventures that are in default of their debt agreements; that we do not anticipate significant additional spending relating to Chinese drywall repair or claims; our positions and our expected outcome relating specifically to the litigation we are involved with concerning the South Edge/Inspirada joint venture; our intentions to not pay dividends; trends in Nevada as we wind down our operations there; the expected benefits of our call center operations; our ability to leverage our local market expertise in Florida to our new Tampa market; that we may use excess liquidity to repurchase our notes and common stock; the sustainability of our tax positions; whether certain guarantees relating to our joint ventures will be triggered and our belief that reimbursements due from lenders to our joint ventures will be repaid; expectations regarding our industry and our business into 2012 and beyond, and that we expect our cash expenditures may exceed our cash generated by operations as we expand our business; the demand for and the pricing of our homes; our land and lot acquisition strategy (including that we will redeploy cash to acquire well-positioned finished lots and that we may participate in joint ventures or opportunities outside of our existing markets if opportunities arise); that all of our option contracts initially entered into before the housing downturn have either been renegotiated or terminated; trends relating to cancellations and our general and administrative expenses; the sufficiency of our warranty reserves; demographic and other trends related to the homebuilding industry in general; the future supply of housing inventory; our expectation that existing guarantees, letters of credit and performance and surety bonds will not be drawn upon; the adequacy of our insurance coverage and warranty reserves; the expected outcome of legal proceedings (including tax audits) we are involved in; the sufficiency of our capital resources to support our business strategy; our ability and willingness to acquire land under option or contract; the future impact of deferred tax assets or liabilities; the impact of new accounting standards and changes in accounting estimates; trends and expectations concerning sales prices, sales orders, cancellations, construction costs and gross margins and future home inventories; our future cash needs; the expected vesting periods of unrecognized compensation expense; trends and expectations relating to our community count and lot inventory; the impact of seasonality; and our future compliance with debt covenants and actions we may take with respect thereto. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those factors described under the caption “Risk Factors” contained in our periodic filings made with the Securities and Exchange Commission (“SEC”) and any prospectus supplement to this prospectus.

Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Our past performance or past or present economic conditions in our housing markets are not indicative of future performance or conditions. Due to these inherent uncertainties, current or potential investors in our securities are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time. As a result of these and other factors, our stock, note, and warrant prices may fluctuate dramatically.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being sold in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Any statements in this prospectus or in any accompanying prospectus supplement concerning the provisions of any document are not complete. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

MERITAGE HOMES CORPORATION

We are a leading designer and builder of single-family attached and detached homes based on the number of home closings. We build in the historically high-growth regions of the western and southern United States and offer a variety of homes that are designed to appeal to a wide range of homebuyers, including first-time, move-up, active adult and luxury. We have operations in three regions: West, Central and East, which are comprised of seven states: Arizona, California, Nevada, Texas, Colorado, Florida, and North Carolina. These three regions are our principal business segments. In 2011, we entered the Raleigh, North Carolina market and announced our expansion within Florida into the Tampa market as well as the wind-down of our operations in Nevada.

Our homebuilding and marketing activities are conducted primarily under the Meritage Homes brand, except in Arizona and Texas, where we also operate under the name Monterey Homes. At December 31, 2011, we were actively selling homes in 157 communities, with base prices ranging from approximately $103,000 to $673,000.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series and which may include guarantees of the debt securities by one or more of our subsidiaries;

•	common stock;

•	preferred stock, which we may issue in one or more series; or

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities.

When we sell securities, we will determine the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers.

Additional Information

We will describe in a prospectus supplement or supplements, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future. In each prospectus supplement we will include the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	if applicable, information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	material Untied States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the prospectus supplement or supplements may also add, update or change the information contained in the prospectus.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include providing additional working capital, the development of new residential properties, the repayment of existing debt, land acquisitions and possible acquisitions of other homebuilders. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth Meritage’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Years Ended December 31,
	2011		2010	2009		2008		2007
Ratio of earnings to fixed charges (a)	0.5x	(b)	1.2x	(b	)	(b	)	(b	)

(a)	There was no outstanding preferred stock during the periods presented; therefore, the ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends were the same.
(b)	Earnings were not adequate to cover fixed charges by $22.9 million, $134.9 million, $237.3 million and $408.7 million for the years ended December 31, 2011, 2009, 2008 and 2007, respectively.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee, or another trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. The indenture is governed by the Trust Indenture Act. We have summarized select portions of the indenture below. This summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and we urge you to read the indenture. Capitalized terms used in the summary have the meaning specified in the indenture.

When we refer to “we,” “our,” “us,” “the Company” and “Meritage” in this section, we mean Meritage Homes Corporation unless the context otherwise requires or as otherwise expressly stated.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to that series.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of Meritage Homes Corporation and will rank equally with all of its other unsecured and unsubordinated indebtedness. Meritage Homes Corporation’s payment obligations under any series of debt securities may be guaranteed by one or more co-registrants.

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities, whether the debt securities rank as senior debt securities, senior subordinated debt securities or subordinated debt securities, or any combination thereof;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities and the amount of principal that will be payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	the form and terms of any guarantee, including the terms of subordination, if any, of any debt securities;

•	any depositories, interest rate calculation agents or other agents with respect to the debt securities;

•	the right, if any, of holders of the debt securities to convert them into our common stock or other securities, including any provisions intended to prevent dilution of the conversion rights;

•

the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	any provision requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be payable;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, or premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable;

•	any provisions relating to any security provided for the debt securities;

•

any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, change in or deletion from, the covenants described in this prospectus or in the indenture with respect to the debt securities; and

•	any other material terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series.

In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay taxes and fees required by law or permitted by the indenture.

Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any additional restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than Meritage Homes Corporation) expressly assumes our obligations on the debt securities and under the indenture;

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions that may be set forth in the applicable prospectus supplement are met.

Events of Default

Unless otherwise stated in the prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default in the payment of principal of or premium, if any, on any of the debt securities of such series when due and payable at maturity, upon redemption or otherwise;

•	our default in the payment of any interest upon any debt security of such series when it becomes due and payable, and continuance of that default for a period of 30 days;

•

an event of default as defined in the debt securities of that series or our failure to comply with any of our other agreements in the debt securities of such series or the indenture with respect to such series, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	bankruptcy, insolvency or reorganization of our company or our significant grantor subsidiaries; and

•	any other event of default provided with respect to debt securities of that series which is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

Unless stated otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity satisfactory to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture without notice to or the consent of the holders to:

•	create a series and establish its terms;

•	cure any ambiguity, defect or inconsistency;

•	evidence the assumption of a successor corporation of our obligations under the indenture;

•	comply with any requirements of the SEC or the Trust Indenture Act;

•	provide for uncertificated securities in addition to or in place of certificated securities;

•

add, change or eliminate any other provisions of the indenture so long as that change does not apply to any then existing series of debt securities or modify the rights of the holder of any such security with respect to that provision;

•	make any change that does not adversely affect in any material respect the interests of the securityholders of any series; and

•	add Guarantors.

Subject to certain exceptions, we may amend the indenture with the consent (which may include consents obtained in connection with a tender offer or exchange offer for that series of securities) of the holders of at least a majority in aggregate principal amount of the series of the securities then outstanding, and any existing default under, or compliance with any provision of, the indenture may be waived (other than any continuing default in the payment of the principal or interest on the securities) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for that series of securities) of the holders of a majority in principal amount of the securities of that series then outstanding; provided that without the consent of each holder affected, we may not:

(1)	change the maturity of any security;

(2)	reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the securities;

(3)	reduce any premium payable upon optional redemption of the securities, change the date on which any securities are subject to redemption or otherwise alter the provisions with respect to the redemption of the securities;

(4)	make any security payable in money or currency other than that stated in the securities;

(5)	modify or change any provision of the indenture or the related definitions to affect the ranking of the securities or any security guarantee in a manner that adversely affects the holders;

(6)	reduce the percentage of holders necessary to consent to an amendment or waiver to the indenture or the securities;

(7)	impair the rights of holders to receive payments of principal of or interest on the securities;

(8)	release any guarantor from any of its obligations under its security guarantee or the indenture, except as permitted by the indenture; or

(9)	make any change in these amendment and waiver provisions.

Except for certain specified provisions, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances Legal Defeasance

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents and fees and expenses due to the trustee, its agents and counsel). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

Guarantees

Our payment obligations under any series of debt securities may be guaranteed by one or more of the co-registrants. The terms of any such guarantee will be set forth in the applicable prospectus supplement.

Concerning the Trustee

In the ordinary course of its business, Wells Fargo Bank, National Association, the trustee, provides, and may continue to provide, service to us as trustee under the indenture relating to our 7% Senior Notes due 2022. The indenture contains, or will contain, limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits, or will permit, the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides, or will provide, that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York govern, or will govern, the indenture, the debt securities and the guarantees of debt securities.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 125,000,000 shares of common stock, $0.01 par value per share, of which 32,748,087 shares were outstanding as of March 31, 2012.

Holders of shares of common stock are entitled to participate equally and ratably in dividends and in distributions available for the common stock on liquidation. We do not intend to declare cash dividends in the foreseeable future. Earnings are expected to be retained to finance the continuing development of the business. Future cash dividends, if any, will depend upon our financial condition, results of operations, capital requirements, compliance with debt covenants of existing and future indebtedness and credit facilities, as well as other factors considered relevant by our board of directors. Each share is entitled to one vote for the election of directors and upon all other matters on which the common stockholders vote. Holders of common stock do not have preemptive rights and are not entitled to cumulative votes in the election of directors.

The transfer agent and registrar for our common stock is Computershare, Inc.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were outstanding as of the date of this prospectus. The board of directors has the authority to determine the terms of our preferred stock without further stockholder approval. We may issue shares of preferred stock from time to time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, the board of directors is required by the Maryland General Corporation Law (the “MGCL”) and our charter to fix for each series, as permitted by Maryland law, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption.

If we issue preferred stock with voting rights, it could make it more difficult for a third party to acquire control of us and could adversely affect the rights of holders of common stock. Preferred stockholders typically are entitled to satisfaction in full of specified dividend and liquidation rights before any payment of dividends or distribution of assets on liquidation can be made to holders of common stock. Also, any voting rights granted to our preferred stock may dilute the voting rights of our common stock. Under some circumstances, control of Meritage could shift from the holders of common stock to the holders of preferred stock with voting rights. Certain fundamental matters requiring stockholder approval (such as mergers, sale of assets and certain amendments to our charter) may require approval by the separate vote of the holders of preferred stock in addition to any required vote of the common stock.

There will be a prospectus supplement relating to any offering of common stock or preferred stock offered by this prospectus.

Certain Provisions of Maryland Law

We are incorporated in Maryland and are subject to the provisions of the MGCL, certain of which provisions are discussed below.

Business Combinations. Under the Maryland Business Combination Act, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include certain mergers, consolidations, share exchanges or asset transfers, loans, transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by the outstanding shares of voting stock of the corporation voting together as a single voting group; and

•

two-thirds of the votes entitled to be cast by the holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder voting together as a single voting group.

These super-majority vote requirements do not apply to certain business combinations if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares and the corporation and interested stockholder meet certain other requirements.

The statute provides for various exemptions from its provisions, including business combinations that are exempted by resolution of the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

The business combination statute could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

A Maryland corporation may adopt an amendment to its charter electing not to be subject to the Maryland Business Combinations Act. No such amendment to our charter has been adopted.

Control Share Acquisitions. The Maryland Control Share Acquisition Act provides that “control shares” (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) of a Maryland corporation acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of outstanding control shares) have no voting rights, except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding all interested shares. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of common stock. We cannot give any assurance that such provision will not be amended or eliminated at any time in the future.

Certain Provisions of our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws include provisions that could make a change in control more difficult. These provisions are intended to preserve the continuity and stability of our board of directors and the policies formulated by our board of directors, as well as avoid unintended ownership changes and preserve the value of our tax benefits for future utilization. The following is a summary of the provisions or our articles of incorporation and bylaws that we consider material, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our articles of incorporation and bylaws.

Articles of Incorporation. In 2009, we amended Article VIII of our articles of incorporation to preserve the long term value of our accumulated net operating losses (“NOLs,” and such mechanism to preserve our NOLs, the “NOL Protective Amendment”), which are not set to expire until 2028. The benefit of our NOLs would be significantly reduced if we were to experience an “ownership change” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended. Under Section 382, calculating whether an “ownership change” has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the Section 382 provisions, as well as limitations on the knowledge that any publicly traded company can have about the ownership of and transactions in its securities. In the event of an “ownership change,” we would only be allowed to use a limited amount of NOLs to offset our taxable income subsequent to the “ownership change.” The NOL Protective Amendment was adopted to combat that possible situation and ensure an ownership change does not occur.

Article VIII could be deemed to have an “anti-takeover” effect because, among other things, it restricts the ability of a person, entity or group to accumulate 4.9% or more of our common stock and the ability of persons, entities or groups now owning 4.9% or more of common stock from acquiring additional shares of common stock, without the approval of the board of directors. Accordingly, any direct or indirect transfer attempted in violation of the restrictions in the articles of incorporation would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of common stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such common stock, or in the case of options, receiving common stock in respect of their exercise. The board of directors has the discretion to approve a transfer of common stock that would otherwise violate the transfer restrictions if it determines that such transfer is in our best interests.

Amendments of Bylaws. Our bylaws provide that only our board of directors may amend our bylaws. The board of directors may also establish, modify, amend or rescind bylaws, regulations and procedures for purposes of determining whether any transfer of common stock would jeopardize our ability to preserve and use our NOLs.

Stockholder Meeting Procedures. Our bylaws provide that a special meeting may be called by stockholders holding at least 50% of the votes entitled to be cast. In addition, our bylaws limit the matters that can be acted upon at a stockholders meeting to those included in the notice for such meeting.

Other provisions of our articles of incorporation and bylaws may also have the effect of delaying or preventing a change of control, even where the stockholders may consider it to be favorable. These provisions could also prevent or hinder an attempt by stockholders to replace our current directors and include: (i) a classified board of directors; (ii) a provision that directors may only be removed for cause; (iii) a limitation on the maximum number of directors; (iv) a limitation on the ability of stockholders to call a special meeting of stockholders; (v) a provision that only the directors can amend the bylaws; (vi) advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at a stockholders’ meeting, and (vii) the ability of the board of directors to designate and cause us to issue shares of our preferred stock.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting. These stockholder notice procedures provide that only persons that are nominated by the board of directors, or by a stockholder who was a stockholder at the time of giving notice and has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as directors. These stockholder notice procedures also provide that at an annual meeting only the business as has been brought before the meeting by our board of directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring the business before the meeting, may be conducted. To be timely, a stockholder’s nomination or notice must be delivered to or mailed and received by our secretary at our principle executive offices not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary date of mailing of the notice for the preceding year’s annual meeting (or, with respect to a proposal required to be included in the our proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or its successor provision, the earlier date such proposal was received), provided that in the event the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made.

In addition, under these stockholder notice procedures, a stockholder’s notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors will be required to contain specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, the individual will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities or two or more of these types of securities. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

The prospectus supplement relating to a particular issue of warrants to purchase common stock, preferred stock or debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock, preferred stock or debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

•	if applicable, the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	if applicable, the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions applicable to the warrants, if any;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

PLAN OF DISTRIBUTION

The securities that may be offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us, from the purchasers of the securities or from both us and the purchasers. The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other investors participating in the distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

Each time the securities are offered by this prospectus, the prospectus supplement, if and to the extent required, will set forth:

•	the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•	any over-allotment option under which any underwriters may purchase additional securities from us;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	the anticipated date of delivery of the securities.

The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include crosses or block trades:

•	exchange offers or other transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

To comply with the securities laws of certain states, if applicable, the securities offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

Agents, underwriters and dealers may be entitled under agreements entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their respective affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Our common stock is listed on the New York Stock Exchange. Unless otherwise specified in the applicable prospectus supplement, each other class or series of securities issued will be a new issue with no established trading market. We may elect to list any other class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Concurrently with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may offer from time to time our common stock by means of a separate prospectus supplement. In addition, we may agree to loan common stock to affiliates of the underwriters, dealers or agents for such debt securities or common stock, which affiliates we refer to as the “share borrowers,” pursuant to a share lending agreement to be described in the applicable prospectus supplement. Such share borrowers may use the borrowed shares or the proceeds therefrom to facilitate transactions by which investors in our debt securities may hedge their investments in such debt securities. In connection with facilitating those transactions, the share borrowers and their affiliates may receive customary, negotiated fees from investors.

In connection with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may enter into convertible debt security hedge transactions with affiliates of the underwriters. Such convertible debt security hedge transactions may reduce the potential dilution to us upon conversion of such debt securities. We may apply a portion of the net proceeds from the sale of the debt securities to pay the cost of such convertible debt security hedge transactions.

In connection with establishing an initial hedge of these transactions, the hedge counterparty or its affiliates may enter into various derivative transactions with respect to our common stock, concurrently with or shortly after the pricing of such debt securities. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of such debt securities.

In addition, the hedge counterparty or its affiliates will likely modify its hedge position following the pricing of such debt securities from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of such debt securities (including during any settlement period in respect of any conversion of such debt securities). The effect, if any, of any of these transactions and activities on the market price of our common stock or such debt securities will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could impact the price of our common stock and the value of such debt securities and, as a result, the value of the consideration and the number of shares, if any, that an investor would receive upon conversion of such debt securities and, under certain circumstances, such investor’s ability to convert such debt securities.

LEGAL MATTERS

Snell & Wilmer L.L.P., Phoenix, Arizona and Venable LLP, Baltimore, Maryland have issued opinions regarding the validity of the securities being offered by this prospectus. We have filed the opinions as exhibits to the registration statement of which this prospectus is part. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Meritage Home Corporation’s Annual Report on Form 10-K and the effectiveness of Meritage Home Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Meritage Homes Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read a copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that web site is www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We and our guarantor subsidiaries have filed jointly with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, our guarantor subsidiaries and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this or another document.

This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our business, prospects and financial condition.

Filing	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2011
Current Report on Form 8-K	January 5, 2012
Current Report on Form 8-K	January 27, 2012
Current Report on Form 8-K	March 27, 2012
Current Report on Form 8-K	March 28, 2012
Current Report on Form 8-K	April 10, 2012
Proxy Statement on Schedule 14A	April 3, 2012

We incorporate by reference the description of Meritage Homes Corporation’s capital stock contained in the Form 8-A of Emerald Mortgage Investments Corporation (a predecessor of Meritage Homes Corporation) filed on July 7, 1988, including any amendment or report filed to update such description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date of the closing of each offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished under Item 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified therein as not incorporated by reference). You should review these filings as they may disclose changes in our business, products or financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically supersede previous information included or incorporated by reference in the prospectus.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Meritage Homes Corporation

17851 N. 85th Street, Suite 300

Scottsdale, Arizona 85255

Attn: Investor Relations

(480) 515-8100

We have not authorized anyone to give any information or make any recommendation about us that is different from, or in addition to, that contained in this prospectus or in any of the other materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations or offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information in this prospectus speaks only as of the date of this prospectus, unless the information specifically indicates that another date applies.

$100,000,000

Meritage Homes Corporation

% Convertible Senior Notes due 2032

P R O S P E C T U S    S U P P L E M E N T

September    , 2012

Joint Book-Running Managers

Citigroup	J.P. Morgan	Deutsche Bank Securities	BofA Merrill Lynch